Exhibit 99.2
INDEX TO FINANCIAL STATEMENTS
MEDCATH CORPORATION AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of
MedCath Corporation
Charlotte, North Carolina
We have audited the accompanying consolidated balance sheets of MedCath Corporation and subsidiaries (the “Company”) as of September 30, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended September 30, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at September 30, 2010 and 2009, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 2010, in conformity with accounting principles generally accepted in the United States of America.
As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for non-controlling interests effective October 1, 2009.
DELOITTE & TOUCHE LLP
Charlotte, North Carolina
December 14, 2010 (May 27, 2011 as to Notes 1 and 3)

MEDCATH CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	September 30,
	2010	2009
Current assets:
Cash and cash equivalents	$33,141	$27,412
Accounts receivable, net (See Note 6)	43,811	42,548
Income tax receivable	6,188	—
Medical supplies	10,550	9,505
Deferred income tax assets	13,247	12,081
Prepaid expenses and other current assets	13,453	12,691
Current assets of discontinued operations	47,920	72,628

Total current assets	168,310	176,865
Property and equipment, net (See Note 7)	182,222	258,637
Other assets	24,716	24,614
Non-current assets of discontinued operations	119,290	130,332

Total assets	$494,538	$590,448

Current liabilities:
Accounts payable	$15,716	$20,964
Income tax payable	—	139
Accrued compensation and benefits	16,418	12,608
Other accrued liabilities	16,663	20,142
Current portion of long-term debt and obligations under capital leases	16,672	15,021
Current liabilities of discontinued operations	35,044	47,757

Total current liabilities	100,513	116,631
Long-term debt	52,500	66,563
Obligations under capital leases	6,500	4,255
Deferred income tax liabilities	—	13,874
Other long-term obligations	5,053	8,365
Long-term liabilities of discontinued operations	35,968	36,230

Total liabilities	200,534	245,918

Commitments and contingencies (See Note 12)

Redeemable noncontrolling interest (See Note 2)	11,534	7,448

Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value, 50,000,000 shares authorized;
22,423,666 issued and 20,469,305 outstanding at September 30, 2010
21,595,880 issued and 20,150,556 outstanding at September 30, 2009	216	216
Paid-in capital	457,725	455,259
Accumulated deficit	(139,791)	(91,420)
Accumulated other comprehensive loss	(444)	(360)
Treasury stock, at cost;
1,954,361 shares at September 30, 2010
1,445,324 shares at September 30, 2009	(44,797)	(44,797)

Total MedCath Corporation stockholders’ equity	272,909	318,898
Noncontrolling interest	9,561	18,184

Total equity	282,470	337,082

Total liabilities and equity	$494,538	$590,448

See notes to consolidated financial statements.

MEDCATH CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Year Ended September 30,
	2010	2009	2008
Net revenue	$376,926	$343,849	$337,769
Operating expenses:
Personnel expense	128,663	114,893	112,236
Medical supplies expense	91,931	84,366	81,632
Bad debt expense	40,620	33,177	24,515
Other operating expenses	91,635	77,000	72,104
Pre-opening expenses	866	3,563	786
Depreciation	23,675	19,299	17,896
Amortization	32	891	32
Impairment of long lived assets and goodwill	66,822	42,000	—
(Gain) loss on disposal of property, equipment and other assets	(36)	93	82

Total operating expenses	444,208	375,282	309,283

(Loss) income from operations	(67,282)	(31,433)	28,486
Other income (expenses):
Interest expense	(4,278)	(3,184)	(10,464)
Loss on early extinguishment of debt	—	(6,702)	—
Interest and other income	82	214	1,904
Loss on note receiveable	(1,507)	—	—
Equity in net earnings of unconsolidated affiliates	7,267	9,057	7,891

Total other income (expense), net	1,564	(615)	(669)

(Loss) income from continuing operations before income taxes	(65,718)	(32,048)	27,817
Income tax (benefit) expense	(26,179)	(169)	6,636

(Loss) income from continuing operations	(39,539)	(31,879)	21,181
Income (loss) from discontinued operations, net of taxes	3,557	(876)	21,667

Net (loss) income	(35,982)	(32,755)	42,848
Less: Net income attributable to noncontrolling interest	(12,389)	(17,527)	(21,858)

Net (loss) income attributable to MedCath Corporation	$(48,371)	$(50,282)	$20,990

Amounts attributable to MedCath Corporation common stockholders:
(Loss) income from continuing operations, net of taxes	$(50,485)	$(41,252)	7,982
Income (loss) from discontinued operations, net of taxes	2,114	(9,030)	13,008

Net (loss) income	$(48,371)	$(50,282)	$20,990

(Loss) earnings per share, basic
(Loss) income from continuing operations attributable to MedCath
Corporation common stockholders	$(2.55)	$(2.09)	$0.40
Income (loss) from discontinued operations attributable to MedCath
Corporation common stockholders	0.11	(0.46)	0.65

(Loss) earnings per share, basic	$(2.44)	$(2.55)	$1.05

(Loss) earnings per share, diluted
(Loss) income from continuing operations attributable to MedCath
Corporation common stockholders	$(2.55)	$(2.09)	$0.40
Income from discontinued operations attributable to MedCath
Corporation common stockholders	0.11	(0.46)	0.64

(Loss) earnings per share, diluted	$(2.44)	$(2.55)	$1.04

Weighted average number of shares, basic	19,842	19,684	19,996
Dilutive effect of stock options and restricted stock	—	—	73

Weighted average number of shares, diluted	19,842	19,684	20,069

See notes to consolidated financial statements.

MEDCATH CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(In thousands)

										Redeemable
					Accumulated					Noncontrolling
					Other				Total	Interest
	Common Stock		Paid-in	Accumulated	Comprehensive	Treasury Stock		Noncontrolling	Equity	(Temporary
	Shares	Par Value	Capital	Deficit	Loss	Shares	Amount	Interest	(Permanent)	Equity)
Balance, September 30, 2007	21,271	$213	$447,688	$(61,821)	$(62)	69	$(394)	$21,141	$406,765	$8,596
Cumulative impact of change in accounting principle	—	—	—	(307)	—	—	—	—	(307)	—
Exercise of stock options, including income tax benefit	282	3	4,741	—	—	—	—	—	4,744	—
Share buyback	—	—	—	—	—	1,885	(44,403)	—	(44,403)	—
Share-based compensation expense	—	—	4,978	—	—	—	—	—	4,978	—
Tax impact of cancellation of stock options	—	—	(1,913)	—	—	—	—	—	(1,913)	—
Acquisitions and other transactions impacting noncontrolling interest	—	—	—	—	—	—	—	344	344	(115)
Distributions to noncontrolling interest	—	—	—	—	—	—	—	(23,152)	(23,152)	(4,005)
Comprehensive income:									—
Net income	—	—	—	20,990	—	—	—	17,290	38,280	4,568
Change in fair value of interest rate swaps, net of income tax benefit (*)	—	—	—	—	(117)	—	—	—	(117)	—

Total comprehensive income									38,163

Balance, September 30, 2008	21,553	216	455,494	(41,138)	(179)	1,954	(44,797)	15,623	385,219	9,044
Stock awards, including cancelations and income tax effects	43	—	(1,826)	—	—	—	—	—	(1,826)	—
Restricted stock awards, inlcuding cancelations	—	—	1,591	—	—	(509)	—	—	1,591	—
Distributions to noncontrolling interest	—	—	—		—	—	—	(11,436)	(11,436)	(4,895)
Acquisitions and other transactions impacting noncontrolling interest	—	—	—	—	—	—	—	(118)	(118)	(102)
Comprehensive loss:
Net (loss) income	—	—	—	(50,282)	—	—	—	14,115	(36,167)	3,401
Change in fair value of interest rate swaps, net of income tax benefit (*)	—	—	—	—	(181)	—	—	—	(181)	—

Total comprehensive loss									(36,348)

Balance, September 30, 2009	21,596	216	455,259	(91,420)	(360)	1,445	(44,797)	18,184	337,082	7,448
Stock awards, including cancelations and income tax benefit	363	—	2,646	—	—	—	—	—	2,646	—
Tax withholdings for vested restricted stock awards	(44)	—	(293)	—	—	—	—	—	(293)	—
Transfer of restricted shares from treasury stock	509					509
Distributions to noncontrolling interest	—	—	—	—	—	—	—	(14,956)	(14,956)	(3,560)
Acquisitions and other transactions impacting noncontrolling interest	—	—	—	—	—	—	—	72	72	(77)
Sale of equity interest	—	—	113	—	—	—	—	27	140	—
Comprehensive loss:
Net (loss) income	—	—	—	(48,371)	—	—	—	6,234	(42,137)	7,723
Change in fair value of interest rate swap, net of income tax benefit (*)	—	—	—	—	(84)	—	—	—	(84)	—
Total comprehensive loss									(42,221)	7,723

Balance, September 30, 2010	22,424	$216	$457,725	$(139,791)	$(444)	1,954	$(44,797)	$9,561	$282,470	$11,534

(*)	Tax benefits were $0.1 million for each of the years ended September 30, 2010, 2009 and 2008.
See notes to consolidated financial statements.

MEDCATH CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended September 30,
	2010	2009	2008
Net (loss) income	$(35,982)	$(32,755)	$42,848
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
(Income) loss from discontinued operations, net of taxes	(3,557)	876	(21,667)
Bad debt expense	40,620	33,177	24,515
Depreciation	23,675	19,299	17,896
Amortization	32	891	32
Excess income tax benefit on stock awards and options	—	—	(608)
Loss on disposal of property, equipment and other assets	(36)	93	82
Share-based compensation expense	3,148	2,390	4,978
Loss on early extinguishment of debt	—	6,702	—
Amortization of loan acquisition costs	994	937	828
Impairment of long-lived assets and goodwill	66,822	42,000	—
Equity in earnings of unconsolidated affiliates, net of distributions received	4,089	928	(224)
Deferred income taxes	(22,982)	(3,322)	3,032
Change in assets and liabilities that relate to operations:
Accounts receivable	(41,882)	(27,918)	(20,081)
Medical supplies	(1,045)	(2,891)	(328)
Prepaid and other assets	(6,887)	(342)	1,071
Accounts payable and accrued liabilities	879	(1,812)	(19,891)

Net cash provided by operating activities of continuing operations	27,888	38,253	32,483
Net cash provided by operating activities of discontinued operations	15,406	25,380	19,525

Net cash provided by operating activities	43,294	63,633	52,008

Investing activities:
Purchases of property and equipment	(15,821)	(84,695)	(50,052)
Proceeds from sale of property and equipment	602	1,741	968
Changes in cash restricted for investment	—	3,154	(3,154)
Investments in affiliates	—	—	(9,530)
Purchase of equity interest	—	—	(3,694)
Sale of interest in equity method investment	836	—	—

Net cash used in investing activities of continuing operations	(14,383)	(79,800)	(65,462)
Net cash (used in) provided by investing activities of discontinued operations	(2,573)	16,010	59,657

Net cash used in investing activities	(16,956)	(63,790)	(5,805)

Financing activities:
Proceeds from issuance of long-term debt	—	83,479	—
Repayments of long-term debt	(13,438)	(113,239)	(34)
Repayments of obligations under capital leases	(1,951)	(933)	(945)
Distributions to noncontrolling interest	(10,285)	(10,294)	(16,366)
Investment by noncontrolling interest	109	207	—
Sale of equity interest in subsidiary	140	—	—
Proceeds from the exercise of stock options	—	77	4,317
Purchase of treasury shares	—	—	(44,403)
Tax withholding of vested restricted stock awards	(293)	—	—
Excess income tax benefit on stock awards and options	—	—	608

Net cash used in financing activities of continuing operations	(25,718)	(40,703)	(56,823)
Net cash used in financing activities of discontinued operations	(15,291)	(9,507)	(21,205)

Net cash used in financing activities	(41,009)	(50,210)	(78,028)

Net decrease in cash and cash equivalents	(14,671)	(50,367)	(31,825)
Cash and cash equivalents:
Beginning of period	61,701	112,068	143,893

End of period	$47,030	$61,701	$112,068

Cash and cash equivalents of continuing operations	33,141	27,412	91,005
Cash and cash equivalents of discontinued operations	13,889	34,289	21,063
See notes to consolidated financial statements.

MEDCATH CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All tables in thousands, except per share amounts)
1. Business and Organization
MedCath Corporation (the “Company”) primarily focuses on providing high acuity services, including the diagnosis and treatment of cardiovascular disease. The Company owns and operates hospitals in partnership with physicians. As of September 30, 2010, the Company had ownership interests in and operated ten hospitals, including eight in which the Company owned a majority interest.
As noted below under “Our Strategic Options Review", subsequent to year end the Company sold three of its majority owned hospitals that were classified as discontinued operations as of September 30, 2010 and its equity interests in one of its minority owned hospitals. As a result, the Company currently owns interests in six hospitals. Each of the Company’s majority-owned hospitals is a freestanding, licensed general acute care hospital that provides a wide range of health services with a majority focus on cardiovascular care. Each of our hospitals has a 24-hour emergency room staffed by emergency department physicians. During May 2009 the Company completed a 79 licensed bed expansion at Louisiana Medical Center and Heart Hospital (“LMCHH”) and built space for an additional 40 beds at that hospital. During October 2009, the Company opened a new acute care hospital, Hualapai Mountain Medical Center (“HMMC”), in Kingman, Arizona. This hospital is designed to accommodate a total of 106 licensed beds, with an initial opening of 70 of its licensed beds. The hospitals in which the Company had an ownership interest as of September 30, 2010 had a total of 825 licensed beds, 237 of which are related to Arizona Heart Hospital (“AzHH”), Heart Hospital of Austin (“HHA”) and TexSan Heart Hospital (“TexSan”) whose assets, liabilities, and operations are included within discontinued operations. AzHH, HHA and TexSan were sold on October 1, 2010, November 1, 2010 and December 31, 2010, respectively. The Company’s six hospitals that currently comprise continuing operations have 533 licensed beds and are located in six states: Arizona, Arkansas, California, Louisiana, New Mexico, and Texas.
In addition to our hospitals, we currently own and/or manage eight cardiac diagnostic and therapeutic facilities. Seven of these facilities are located at hospitals operated by other parties. These facilities offer invasive diagnostic and, in some cases, therapeutic procedures. The remaining facility is not located at a hospital and offers only diagnostic procedures. We refer to our diagnostics division as “MedCath Partners.” For financial data and other information of this and other segments of our business see Note 20.
The Company accounts for all but two of its owned and operated hospitals as consolidated subsidiaries. The Company owns a noncontrolling interest in the Avera Heart Hospital of South Dakota (which was sold on October 1, 2010) and Harlingen Medical Center as of September 30, 2010. Therefore, the Company is unable to consolidate these hospitals’ results of operations and financial position, but rather is required to account for its noncontrolling interests in these hospitals as equity investments.
During fiscal 2010 and early fiscal 2011, the Company entered into definitive agreements or sold its interests in AzHH, HHA, TexSan and certain assets of the MedCath Partners Division. During fiscal 2009 the Company sold its equity interest in Cape Cod Cardiology Services, LLC (“Cape Cod”) and the net assets of Sun City Cardiac Center Associates (“Sun City”). During fiscal 2008, the Company sold its equity interest in Heart Hospital of Lafayette and certain assets of Dayton Heart Hospital. The results of operations of these entities are reported as discontinued operations for all periods presented. The Company uses judgment in determining whether an entity will be reported as continuing or discontinued operations under the provisions of accounting principles generally accepted in the United States (“GAAP”). Such judgments include whether an entity will be sold, the period required to complete the disposition and the likelihood of changes to a plan for sale. If in future periods the Company determines that an entity should be either reclassified from continuing operations to discontinued operations or from discontinued operations to continuing operations, previously reported consolidated statements of income are reclassified in order to reflect the current classification. See Note 3.
Our Strategic Options Review Process
On March 1, 2010, the Company announced that its Board of Directors had formed a Strategic Options Committee to consider the sale either of its equity or the sale of its individual hospitals and other assets. The Company retained Navigant Capital Advisors as its financial advisor to assist in this process. Since announcing the exploration of strategic alternatives on March 1, 2010, the Company has completed several transactions, including:
•	The disposition of Arizona Heart Hospital (Phoenix, Arizona) in which the Company sold the majority of the hospital’s assets to Vanguard Health Systems for $32.0 million, plus retained working capital. The transaction was completed effective October 1, 2010.

•	The disposition of the Company’s wholly owned subsidiary that held 33.3% ownership of Avera Heart Hospital of South Dakota located in Sioux Falls, SD to Avera McKennan for $20.0 million, plus a percentage of the hospital’s available cash. The transaction was completed October 1, 2010.

•	The disposition of Heart Hospital of Austin (Texas) in which the Company and the physician owners sold substantially all of the hospital’s assets to St. David’s Healthcare Partnership L.P. for approximately $83.8 million, plus retained working capital. The transaction was completed effective November 1, 2010.

MEDCATH CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
•	The disposition of the Company’s approximate 27.0% ownership interest in Southwest Arizona Heart and Vascular, LLC (Yuma, AZ) to the joint venture’s physician partners for $7.0 million. The transaction was completed effective November 1, 2010.
In addition, the Company announced on November 8, 2010, that it, along with physician investors, had entered into a definitive agreement to sell substantially all the assets of TexSan Heart Hospital (San Antonio, Texas) to Methodist Healthcare System of San Antonio for $76.25 million, plus retained working capital. The transaction, which is subject to regulatory approval and other customary closing conditions, is anticipated to close during the second quarter of fiscal 2011, which ends March 31, 2011. This facility does not qualify for discontinued operations treatment at September 30, 2010.
2. Summary of Significant Accounting Policies and Estimates
Changes in Basis of Presentation — Effective October 1, 2009, the Company adopted a new accounting standard which establishes accounting and reporting standards pertaining to ownership interests in subsidiaries held by parties other than the parent, the amount of net income attributable to the parent and to the noncontrolling interests, changes in a parent’s ownership interest and the valuation of any retained noncontrolling equity investment when a subsidiary is deconsolidated. This new accounting standard also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. This new accounting standard generally requires the Company to clearly identify and present ownership interests in subsidiaries held by parties other than the Company in the consolidated financial statements within the equity section but separate from the Company’s equity. However, in instances in which certain redemption features that are not solely within the control of the issuer are present, classification of noncontrolling interests outside of permanent equity is required. It also requires the amounts of consolidated net income attributable to the Company and to the noncontrolling interests to be clearly identified and presented on the face of the consolidated statements of operations; changes in ownership interests to be accounted for as equity transactions; and when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary and the gain or loss on the deconsolidation of the subsidiary to be measured at fair value. The implementation of this accounting standard results in the cash flow impact of certain transactions with noncontrolling interests being classified within financing activities. Such treatment is consistent with the view that under this new accounting standard, transactions between the Company and noncontrolling interests are considered to be equity transactions. The adoption of this new accounting standard has been applied retrospectively for all periods presented.
Upon the occurrence of certain fundamental regulatory changes, the Company could be obligated, under the terms of certain of its investees’ operating agreements, to purchase some or all of the noncontrolling interests related to certain of the Company’s subsidiaries. While the Company believes that the likelihood of a change in current law that would trigger such purchases was remote as of September 30, 2010, the occurrence of such regulatory changes is outside the control of the Company. As a result, these noncontrolling interests totaling $11,534 and $7,448 as of September 30, 2010 and 2009, respectively, that are subject to this redemption feature are not included as part of the Company’s equity and are carried as redeemable noncontrolling interests in equity of consolidated subsidiaries on the Company’s consolidated balance sheets.
Profits and losses are allocated to the noncontrolling interest in the Company’s subsidiaries in proportion to their ownership percentages and reflected in the aggregate as net income attributable to noncontrolling interests. The physician partners of the Company’s subsidiaries typically are organized as general partnerships, limited partnerships or limited liability companies that are not subject to federal income tax. Each physician partner shares in the pre-tax earnings of the subsidiary in which it is a partner. Accordingly, the income or loss attributable to noncontrolling interests in each of the Company’s subsidiaries are generally determined on a pre-tax basis. In accordance with this new accounting standard, total net income attributable to noncontrolling interests are presented after net (loss) income.
Basis of Consolidation — The consolidated financial statements include the accounts of the Company and its subsidiaries that are wholly and majority owned and/or over which it exercises substantive control, including variable interest entities in which the Company is the primary beneficiary. All intercompany accounts and transactions have been eliminated in consolidation. The Company uses the equity method of accounting for entities, including variable interest entities, in which the Company holds less than a 50% interest, has significant influence but does not have control, and is not the primary beneficiary.
Use of Estimates — The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities, revenues and expenses and related disclosures of contingent assets and liabilities in the consolidated financial statements and accompanying notes. There is a reasonable possibility that actual results may vary significantly from those estimates.
Concentrations of Credit Risk — Financial instruments that potentially subject the Company to concentrations of credit risk are primarily cash and cash equivalents and accounts receivable. Cash and cash equivalents are maintained with several large financial institutions. Deposits held with financial institutions typically exceed the insurance provided by the Federal Deposit Insurance Corporation. The Company has not experienced any losses on its deposits of cash and cash equivalents.

MEDCATH CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
The Company grants credit without collateral to its patients, most of whom are insured under payment arrangements with third party payors, including Medicare, Medicaid and commercial insurance carriers. The Company has not experienced significant losses related to receivables from individual patients or groups of patients in any particular industry or geographic area. Accounts receivable of the Hospital Division represents 95.8% and 88.7% of total accounts receivable for the Company as of September 30, 2010 and 2009, respectively. The following table summarizes the percentage of net accounts receivable from all payors for the Hospital Division at September 30:

	2010	2009
Medicare and Medicaid	45%	40%
Commercial	43%	44%
Other, including self-pay	12%	16%

	100%	100%

Cash and Cash Equivalents — The Company considers currency on hand, demand deposits, and all highly liquid investments with an original maturity of three months or less at the date of purchase to be cash and cash equivalents.
Allowance for Doubtful Accounts — Accounts receivable primarily consist of amounts due from third-party payors and patients in the Company’s Hospital Division. The remainder of the Company’s accounts receivable principally consists of amounts due from billings to hospitals for various cardiovascular care services performed in its MedCath Partners Division. To provide for accounts receivable that could become uncollectible in the future, the Company establishes an allowance for doubtful accounts to reduce the carrying value of such receivables to their estimated net realizable value. The Company estimates this allowance based on such factors as payor mix, aging and the historical collection experience and write-offs of its respective hospitals and other business units.
Medical Supplies — Medical supplies consist primarily of supplies necessary for diagnostics, catheterization and surgical procedures and general patient care and are stated at the lower of first-in, first-out cost or market.
Property and Equipment — Property and equipment are recorded at cost and are depreciated principally on a straight-line basis over the estimated useful lives of the assets, which generally range from 25 to 40 years for buildings and improvements, 15 to 25 years for land improvements, and from 3 to 10 years for equipment, furniture and software. Repairs and maintenance costs are charged to operating expense while betterments are capitalized as additions to the related assets. Retirements, sales, and disposals are recorded by removing the related cost and accumulated depreciation with any resulting gain or loss reflected in income from operations. Amortization of property and equipment recorded under capital leases is included in depreciation expense. Interest expense incurred in connection with the construction of hospitals is capitalized as part of the cost of construction until the facility is operational, at which time depreciation begins using the straight-line method over the estimated useful life of the applicable constructed assets. The Company did not capitalize interest during the year ended September 30, 2010. The Company capitalized interest of $2.7 million and $1.2 million, respectively, during the years ended September 30, 2009 and 2008.
Goodwill — Goodwill represents acquisition costs in excess of the fair value of net identifiable tangible and intangible assets of businesses purchased. All of the Company’s goodwill was recorded within the Hospital Division segment, see Note 20. The Company evaluated goodwill annually on September 30 for impairment, or earlier if indicators of potential impairment exist. The determination of whether or not goodwill has become impaired involves a significant level of judgment in the assumptions underlying the approach used to determine the value of the Company’s reporting unit. See Note 4 for additional disclosure related to the Company’s annual impairment evaluation of goodwill.
Other Assets — Other assets primarily consist of investments in affiliates (see Note 8), loan acquisition costs and assets associated with management contracts and physician related revenue guarantees (see Note 12). Loan acquisition costs (“Loan Costs”) are costs associated with obtaining long-term financing. Loan Costs, net of accumulated amortization, were $1.1 million and $2.1 million as of September 30, 2010 and 2009, respectively. Loan Costs are being amortized using the straight-line method, which approximates the effective interest method, as a component of interest expense over the life of the related debt. Amortization expense recognized for Loan Costs totaled $1.0 million, $1.0 million, and $0.9 million for the years ended September 30, 2010, 2009 and 2008, respectively.

MEDCATH CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Long-Lived Assets — Long-lived assets, such as property, equipment, and purchased intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by an asset to the carrying value of the asset. If the carrying value of the long-lived asset is not recoverable on an undiscounted cash flow basis, impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined by management through various valuation techniques including, but not limited to, discounted cash flow models, quoted market comparables and third party indications of value obtained in conjunction with the Company’s evaluation of Strategic Alternatives. The determination of whether or not long-lived assets have become impaired involves a significant level of judgment in the assumptions underlying the approach used to determine the estimated future cash flows expected to result from the use of those assets. Changes in the Company’s strategy, assumptions and/or market conditions could significantly impact these judgments and require adjustments to recorded amounts of long-lived assets. See Note 4 for the impairment charges recorded to property and equipment and Note 13 for further discussions as to the Company’s determination of fair value.
Other Long-Term Obligations — Other long-term obligations consist of physician revenue guarantees and other long term contracts. See Note 12 for further discussion of these physician guarantees.
Market Risk Policy — The Company’s policy for managing risk related to its exposure to variability in interest rates, commodity prices, and other relevant market rates and prices includes consideration of entering into derivative instruments (freestanding derivatives), or contracts or instruments containing features or terms that behave in a manner similar to derivative instruments (embedded derivatives) in order to mitigate its risks. In addition, the Company may be required to hedge some or all of its market risk exposure, especially to interest rates, by creditors who provide debt funding to the Company. The Company recognizes all derivatives as either assets or liabilities on the balance sheets and measures those instruments at fair value.
Comprehensive Income (Loss) — Comprehensive income or loss is the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources.
Revenue Recognition — Amounts the Company receives for treatment of patients covered by governmental programs such as Medicare and Medicaid and other third-party payors such as commercial insurers, health maintenance organizations and preferred provider organizations are generally less than established billing rates. Payment arrangements with third-party payors may include prospectively determined rates per discharge or per visit, a discount from established charges, per diem payments, reimbursed costs (subject to limits) and/or other similar contractual arrangements. As a result, net revenue for services rendered to patients is reported at the estimated net realizable amounts as services are rendered. The Company accounts for the differences between the estimated realizable rates under the reimbursement program and the standard billing rates as contractual adjustments.
The majority of the Company’s contractual adjustments are system-generated at the time of billing based on either government fee schedules or fee schedules contained in managed care agreements with various insurance plans. Portions of the Company’s contractual adjustments are performed manually and these adjustments primarily relate to patients that have insurance plans with whom the Company’s hospitals do not have contracts containing discounted fee schedules, also referred to as non-contracted payors, and patients that have secondary insurance plans following adjudication by the primary payor. Estimates of contractual adjustments are made on a payor-specific basis and based on the best information available regarding the Company’s interpretation of the applicable laws, regulations and contract terms. While subsequent adjustments to the systematic contractual allowances can arise due to denials, short payments deemed immaterial for continued collection effort and a variety of other reasons, such amounts have not historically been significant.
The Company continually reviews the contractual estimation process to consider and incorporate updates to the laws and regulations and any changes in the contractual terms of its programs. Final settlements under some of these programs are subject to adjustment based on audit by third parties, which can take several years to determine. From a procedural standpoint, for governmental payors, primarily Medicare, the Company recognizes estimated settlements in its consolidated financial statements based on filed cost reports. The Company subsequently adjusts those settlements as new information is obtained from audits or reviews by the fiscal intermediary and, if the result of the fiscal intermediary audit or review impacts other unsettled and open cost reports, the Company recognizes the impact of those adjustments. As such, the Company recognized adjustments that decreased net revenue by $0.3 million, $3.2 million and $0.3 million for continuing operations in the years ended September 30, 2010, 2009 and 2008, respectively. The Company recognized adjustments that decreased net revenue by $2.0 million and $1.3 million for discontinued operations in the years ended September 30, 2009 and 2008, respectively. The Company recognized immaterial adjustments to net revenue for discontinued operations for the year ended September 30, 2010.
The Company records charity care deductions as a reduction to gross revenue. Patients that receive charity care discounts must provide a complete and accurate application, be in need of non-elective care and meet certain federal poverty guidelines established by the U.S. Department of Health and Human Services.

MEDCATH CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
A significant portion of the Company’s net revenue is derived from federal and state governmental healthcare programs, including Medicare and Medicaid, which, combined, accounted for 54.7%, 55.2% and 53.6% of the Company’s net revenue during the years ended September 30, 2010, 2009 and 2008, respectively. Medicare payments for inpatient acute services and certain outpatient services are generally made pursuant to a prospective kdpayment system. Under this system, hospitals are paid a prospectively-determined fixed amount for each hospital discharge based on the patient’s diagnosis. Specifically, each discharge is assigned to a diagnosis-related group (“DRG”). Based upon the patient’s condition and treatment during the relevant inpatient stay, each DRG is assigned a fixed payment rate that is prospectively set using national average costs per case for treating a patient for a particular diagnosis. The DRG rates are adjusted by an update factor each federal fiscal year, which begins on October 1. The update factor is determined, in part, by the projected increase in the cost of goods and services that are purchased by hospitals, referred to as the market basket index. DRG payments do not consider the actual costs incurred by a hospital in providing a particular inpatient service; however, DRG payments are adjusted by a predetermined adjustment factor assigned to the geographic area in which the hospital is located.
While hospitals generally do not receive direct payment in addition to a DRG payment, hospitals may qualify for additional capital-related cost reimbursement and outlier payments from Medicare under specific circumstances. In addition, some hospitals with high levels of low income patients qualify for Medicare Disproportionate Share Hospital (“DSH”) reimbursement as an add on to DRG payments. Medicare payments for most outpatient services are based on prospective payments using ambulatory payment classifications (“APCs”). Other outpatient services, including outpatient clinical laboratory, are reimbursed through a variety of fee schedules. The Company is reimbursed for DSH payments and cost-reimbursable items at tentative rates, with final settlement determined after submission of annual cost reports by the Company and audits thereof by the Medicare fiscal intermediary.
Medicaid payments for inpatient and outpatient services are based upon methodologies specific to the state in which hospitals are located and are made at prospectively determined amounts, such as DRGs; reasonable costs or charges; or fee schedule. Depending upon the state in which hospitals are located, Medicaid payments may be made at tentative rates with final settlement determined after submission of annual cost reports by the hospitals and audits or reviews thereof by the states’ Medicaid agencies.
The Company’s managed diagnostic and therapeutic facilities and mobile cardiac catheterization laboratories operate under various contracts where management fee revenue is recognized under fixed-rate and percentage-of-income arrangements as services are rendered. In addition, certain diagnostic and therapeutic facilities and mobile cardiac catheterization laboratories recognize additional revenue under cost reimbursement and equipment lease arrangements. Net revenue from the Company’s owned diagnostic facility and mobile cardiac catheterization laboratories is reported at the estimated net realizable amounts due from patients, third-party payors, and others as services are rendered, including estimated retroactive adjustments under reimbursement agreements with third-party payors.
Segment Reporting. Operating segments are components of an enterprise about which separate financial information is available and evaluated regularly by the chief operating decision maker in deciding how to allocate resources and evaluate performance. Two or more operating segments may be aggregated into a single reportable segment if the segments have similar economic and overall industry characteristics, such as customer class, products and service. There is no aggregation within the Company’s reportable segments. The description of the Company’s reportable segments, consistent with how business results are reported internally to management and the disclosure of segment information is discussed in Note 20.
Advertising — Advertising costs are expensed as incurred. During the years ended September 30, 2010, 2009 and 2008, the Company incurred $1.9 million, $2.1 million and $1.7 million of advertising expenses, respectively.
Pre-opening Expenses — Pre-opening expenses consist of operating expenses incurred during the development of new ventures prior to opening for business. Such costs specifically relate to the Company’s development of the Hualapai Mountain Medical Center in Kingman, Arizona and are expensed as incurred. The Company incurred $0.9 million, $3.6 million and $0.8 million, respectively, of pre-opening expenses during the years ended September 30, 2010, 2009 and 2008.
Income Taxes — Income taxes are computed on the pretax income based on current tax law. Deferred income taxes are recognized for the expected future tax consequences or benefits of differences between the tax bases of assets or liabilities and their carrying amounts in the consolidated financial statements. A valuation allowance is provided for deferred tax assets if it is more likely than not that these items will either expire before the Company is able to realize their benefit or that future deductibility is uncertain.

MEDCATH CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Members’ and Partners’ Share of Hospital’s Net Income and Loss — Each of the Company’s consolidated hospitals is organized as a limited liability company or limited partnership, with one of the Company’s wholly-owned subsidiaries serving as the manager or general partner and holding from 53.3% to 89.2% of the ownership interest in the entity. In most cases, physician partners or members own the remaining ownership interests as members or limited partners. In some instances, the Company may organize a hospital with a community hospital investing as an additional partner or member. In those instances, the Company may hold a noncontrolling interest in the hospital with the community hospital and physician partners owning the remaining interests also as noncontrolling interest partners. In such instances, the hospital is accounted for under the equity method of accounting. Profits and losses of hospitals accounted for under either the consolidated or equity methods are allocated to their owners based on their respective ownership percentages. If the cumulative losses of a consolidated hospital exceed its initial capitalization and committed capital obligations of the partners or members, pursuant to the terms of the operating agreement, the Company will recognize a disproportionate share of the hospital’s losses that otherwise would be allocated to all of its owners on a pro rata basis. In such cases, the Company will recognize a disproportionate share of the hospital’s future profits to the extent the Company has previously recognized a disproportionate share of the hospital’s losses.
Share-Based Compensation — Compensation expense for share-based awards made to employees and directors are recognized based on the estimated fair value of each award over each applicable awards vesting period. The Company estimates the fair value of share-based payment awards on the date of grant using, either an option-pricing model for stock options or the closing market value of the Company’s stock for restricted stock and restricted stock units, and expenses the value of the portion of the award that is ultimately expected to vest over the requisite service period in the Company’s statement of operations.
The Company used the Black-Scholes option pricing model with the range of weighted-average assumptions used for option grants noted in the following table. The expected life of the stock options represents the period of time that options granted are expected to be outstanding and the range given below results from certain groups of employees exhibiting different behavior with respect to the options granted to them and has been determined based on an annual analysis of historical and expected exercise and cancellation behavior. The risk-free interest rate is based on the US Treasury yield curve in effect on the date of the grant. The expected volatility is based on the historical volatilities of the Company’s common stock and the common stock of comparable publicly traded companies.

Year Ended September 30,
	2009	2008
Expected life	5-8 years	5-8 years
Risk- free interest rate	1.36-3.59%	2.34-4.56%
Expected volatility	44-49%	33-41%
Stock options awarded to employees are fully vested at the time of grant, with the condition that the optionee is prohibited from selling the share of stock acquired upon exercise of the option for a specified period of time. As a result, total share-based compensation is recorded for stock options on the option grant date.
During fiscal 2010 and 2009 the Company granted shares of restricted stock and restricted stock units to employees and directors, respectively. Restricted stock granted to employees, excluding executives of the Company, vest in equal            annual installments over a three year period. Executives of the Company defined by the Company as vice president or higher, received two separately equal grants. The first grant of restricted stock vests in equal annual installments over a three year period, the second grant of restricted stock vests over a three year period based on established performance conditions. All unvested restricted stock granted to employees becomes fully vested upon a change in control of the Company as defined in the Company’s 2006 Stock Option and Award Plan. Restricted stock units granted to directors are fully vested at the date of grant and are paid in the form of common stock upon each applicable director’s termination of service on the board.
Recent Accounting Pronouncements — The following is a summary of new accounting pronouncements that have been adopted or that may apply to the Company.
Recently Adopted Accounting Pronouncements — In December 2007, the FASB issued a new accounting standard that establishes accounting and reporting standards pertaining to ownership interests in subsidiaries held by parties other than the parent, the amount of net income attributable to the parent and to the noncontrolling interests, changes in a parent’s ownership interest, and the valuation of any retained noncontrolling equity investment when a subsidiary is deconsolidated. This new accounting standard also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. The Company adopted this new standard on October 1, 2009. Upon adoption, a portion of noncontrolling interests was reclassified to a separate component of total equity within our consolidated balance sheets.

MEDCATH CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
In April 2008, the FASB issued a new accounting standard which amends the list of factors an entity should consider in developing renewal or extension assumptions used in determining the useful life of recognized intangible assets. The new accounting standard applies to intangible assets that are acquired individually or with a group of other assets and intangible assets acquired in both business combinations and asset acquisitions. The Company adopted this new standard on October 1, 2009 with no impact to its consolidated financial statements.
Effective the first quarter of fiscal 2009, the Company adopted a new accounting standard issued by the FASB that defines fair value, establishes a framework for measuring fair value and enhances disclosures about fair value measures required under other accounting pronouncements, but does not change existing guidance as to whether or not an instrument is carried at fair value. In February 2008, the FASB delayed the effective date of this new standard for all nonfinancial assets and liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The Company elected to defer implementation of this standard until October 1, 2009 as it relates to the Company’s non-financial assets and non-financial liabilities that are not permitted or required to be measured at fair value on a recurring basis. The Company adopted this standard on October 1, 2009 with no impact to its consolidated financial statements. See Note 13.
Recent Accounting Pronouncements:
In June 2009, the FASB issued a new accounting standard that amends the consolidation guidance that applies to variable interest entities (“VIE”). The amendments will significantly affect the overall consolidation analysis. The provisions of this new accounting standard revise the definition and consideration of VIEs, primary beneficiary, and triggering events in which a company must re-evaluate its conclusions as to the consolidation of an entity. This new accounting standard is effective as of the beginning of the first fiscal year after November 15, 2009, fiscal 2011 for the Company. The adoption of this standard is not expected to have any impact on our consolidated financial position or results of operations.
In August 2010, the FASB issued Accounting Standard Updates (“ASU”) 2010-24, “Health Care Entities (Topic 954): Presentation of Insurance Claims and Related Insurance Recoveries,” which clarifies that a health care entity should not net insurance recoveries against a related claim liability. The guidance provided in this ASU is effective as of the beginning of the first fiscal year beginning after December 15, 2010, fiscal 2012 for the Company. The Company is evaluating the potential impacts the adoption of this ASU will have on our consolidated financial statements.
In August 2010, the FASB issued ASU 2010-23, “Health Care Entities (Topic 954): Measuring Charity Care for Disclosure,” which requires a company in the healthcare industry to use its direct and indirect costs of providing charity care as the measurement basis for charity care disclosures. This ASU also requires additional disclosures of the method used to identify such costs. The guidance provided in this ASU is effective for fiscal years beginning after December 15, 2010, fiscal 2012 for the Company. The adoption of this ASU is not expected to have any impact on our consolidated financial position or results of operations.
3. Discontinued Operations
As required under GAAP, the Company has classified the results of operations of the following entities within income from discontinued operations, net of taxes and the assets and liabilities of these entities have been classified within current and non-current assets and current and long-term liabilities of discontinued operations on the consolidated balance sheets.
During November 2010, the Company entered into an agreement to sell substantially all of the assets of TexSan for $76.25 million, plus retained working capital. The transaction closed on December 31, 2010 with the Company retaining all accounts receivable and the hospital’s remaining liabilities. The gain of $34.3 million will be recognized in income (loss) from discontinued operations in fiscal year 2011.
During September 2010, the Company entered into an agreement to sell its subsidiary that provided consulting and management services tailored primarily to cardiologists and cardiovascular surgeons. Such subsidiary’s operations had historically been included in the Corporate and other division. Such subsidiary was sold in October 2010 for an immaterial loss.
During July, August and September 2010, the MedCath Partners Division of the Company sold or entered into agreements to sell certain assets of the Division, which, net of taxes resulted in immaterial losses. The associated losses from these sales that have closed as of September 30, 2010 have been included in income (loss) from discontinued operations on the consolidated statement of operations for the year ended September 30, 2010.

MEDCATH CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
During August 2010, the Company entered into a definitive agreement to sell certain of the hospital assets, plus certain net working capital of AzHH for $32.0 million and the assumption of capital leases of $0.3 million. The transaction closed on October 1, 2010 with the limited liability company which owned AzHH retaining all accounts receivable and the hospital’s remaining liabilities. The final purchase price is subject to certain post-closing working capital and other adjustments. As part of its assessment of long-lived assets in June 2010, the Company recognized an impairment charge of $5.2 million based on the potential sales value of AzHH. Accordingly, the Company recognized a nominal gain on the sale in fiscal 2011.
During February 2010, the Company entered into an agreement to sell substantially all of the assets of HHA for $83.8 million plus retention of working capital to St. David’s Healthcare Partnership, L.P. The transaction closed on November 1, 2010.
During September 2009, the MedCath Partners Division of the Company sold the assets of Sun City for $16.9 million, which resulted in a gain of $3.2 million, net of taxes. The associated gain from the sale has been included in income (loss) from discontinued operations on the consolidated statement of operations for the year ended September 30, 2009.
During December 2008, the MedCath Partners Division of the Company sold its equity interest in Cape Cod for $6.9 million, which resulted in a gain of $4.0 million, net of taxes. The associated gain from the sale has been included in income (loss) from discontinued operations on the consolidated statement of operations for the year ended September 30, 2009.
During May 2008, the Hospital Division of the Company sold the net assets of Dayton Heart Hospital (“DHH”) to Good Samaritan Hospital for $47.5 million pursuant to a definitive agreement. The total gain recognized, net of taxes, was $3.4 million and is included in income (loss) from discontinued operations on the consolidated statement of operations for the year ended September 30, 2008. As part of the gain resulting from the disposition of DHH, $4.6 million of goodwill was written off.
In accordance with the terms of the sale, DHH and Good Samaritan Hospital entered into an indemnification agreement for a period of eighteen months from the date of the sale. DHH agreed to indemnify Good Samaritan Hospital from certain exposures arising subsequent to the date of sale, including environmental exposure and exposure resulting from the breach of representations or warranties made in accordance with the sale. The indemnification period expired in November 2010 without the Company incurring any payments under this agreement.
As of September 30, 2010 and 2009 the Company had reserved $9.8 million and $9.6 million, respectively, for Medicare outlier payments received by DHH during the year ended September 30, 2004, which are included in current liabilities of discontinued operations in the consolidated balance sheets.
During fiscal 2007, the Company entered into an agreement to dispose of its interest in the Heart Hospital of Lafayette (“HHLf”). The sale of HHLf was completed during the year ended September 30, 2008, resulting in an immaterial loss recorded as part of income (loss) from discontinued operations for the year ended September 30, 2008.
The results of operations and the assets and liabilities of discontinued operations included in the consolidated statements of operations and consolidated balance sheets are as follows:

	Year Ended September 30,
	2010	2009	2008
Net revenue	$235,327	$271,662	$311,839
Gain (loss) from dispositions, net	(151)	12,055	3,399
Income before income taxes	508	6,059	25,911
Income tax (benefit) expense	(3,049)	6,935	4,244

Net income	3,557	(876)	21,667
Less: Net income attributable to noncontrolling interest	(1,443)	(8,154)	(8,659)

Net income attributable to MedCath Corporation	$2,114	$(9,030)	$13,008

MEDCATH CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended September 30,
	2010	2009
Cash and cash equivalents	$13,889	$34,289
Accounts receivable, net	23,597	28,185
Other current assets	10,434	10,154

Current assets of discontinued operations	$47,920	$72,628

Property and equipment, net	$115,670	$127,289
Other intangible assets, net	—	37
Other assets	3,620	3,006

Long-term assets of discontinued operations	$119,290	$130,332

Accounts payable	$25,379	$29,911
Accrued liabilities	9,350	11,623
Current portion of long-term debt and obligations under capital leases	315	6,223

Current liabilities of discontinued operations	$35,044	$47,757

Long-term debt and obligations under capital leases	$35,302	$35,700
Other long-term obligations	666	530

Long-term liabilities of discontinued operations	$35,968	$36,230

Included in the Company’s discontinued liabilities is a Real Estate Investment Trust Loan (the “REIT Loan”) aggregating $34.6 million and $35.3 million as of September 30, 2010 and 2009, respectively. Borrowings under this REIT Loan are collateralized by a pledge of the Company’s interest in the related hospital’s property, equipment and certain other assets. The REIT Loan required monthly, interest-only payments for ten years, at which time the loan was due in full, maturing January 2016. The interest rate on this loan is 8 1/2%. Upon the disposition of the Company’s interest in the related hospital, the REIT Loan was repaid in full in November 2010.
4. Asset Impairment Charges
2010 Impairment Charges
During the year ended September 30, 2010, as more fully discussed in Note 1, the Company’s Board of Directors was in the process of conducting a review of strategic alternatives for the Company. Additionally, management noted a decline in operating performance at certain facilities during 2010. The Company performed impairment analyses using undiscounted cash flows at the end of each respective reporting period in 2010 to determine if the carrying amounts of fixed assets were not recoverable. As a result of the decline in operating performance as well as changes in the timing and source of anticipated cash flows for certain facilities the Company determined that the carrying value of these facilities was not fully recoverable. The Company then compared the fair value of those assets to their respective carrying values in order to determine the amount of the impairment. As a result approximately $66.8 million of fixed asset impairment charges were recorded during the year ended September 30, 2010. The Company’s fair value estimates were determined by management based on discounted cash flow models, market comparables, signed letters of intent to sell certain facilities, and third party indications of value obtained in conjunction with the Company’s evaluation of strategic alternatives.
The Company’s fair value estimates could change by material amounts in subsequent periods. Many factors and assumptions can impact the estimates, including the hospitals’ future financial results, the impact of future decisions relative to the Company’s Strategic Alternatives Review, and changes in health care industry trends and regulations. The impairments do not include the costs of closing or selling the hospitals or other future operating costs, which could be substantial. See Note 13 for further discussions as to the Company’s determination of fair value.
In addition, the MedCath Partners Division recorded charges to earnings of $0.1 million and $1.8 million for the write-down of the Company’s investment in Tri-County Heart New Jersey, LLC and Southwest Arizona Heart and Vascular Center, LLC, respectively. The MedCath Partners Division received indicators of value in relation to selling the Company’s interests in these businesses, evaluated the carrying values and determined that there was a loss in value that was other than temporary. Accordingly, the Company recorded an impairment charge of $1.9 million against the Company’s investments, which has been included in equity in net earnings of unconsolidated affiliates.

MEDCATH CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
2009 Goodwill Impairment Charge
The first step of the Company’s annual impairment test was performed as of September 30, 2009, initially using a combination of a discounted cash flow, market multiple, and comparable transaction methods. However, the reconciliation of the fair value of the Hospital Division reporting unit to the Company’s market capitalization at September 30, 2009, resulted in a fair value that indicated an implied control premium that did not appear reasonable. During the fourth quarter of fiscal 2009, the Company’s stock price underperformed comparable companies as well as the broader markets, and the Company experienced a decline in its fourth quarter operating results. As a result of these events, the Company placed more reliance on the discounted cash flow method and used this method to estimate the fair value which resulted in a fair value that was below the carrying value of the Hospital Division reporting unit.
The second step of the Company’s impairment analysis involved allocating the fair value of the Hospital Division reporting unit, as derived in the first step discussed above, to the assets and liabilities of the Hospital Division reporting unit. This process requires significant management estimates and judgments, and is used to determine the implied fair value of the Hospital Division reporting unit’s goodwill. The Company incorporated recent appraisals and other information in its analysis, and concluded the implied fair value of goodwill was zero. As a result the entire balance of $60.2 million of goodwill (including $18.2 million related to businesses classified as discontinued operations in 2010) was impaired in the fourth quarter of fiscal 2009.
5. Business Combinations and Hospital Development
Purchase of Additional Interests in Hospitals — During September 2008, the Company purchased an additional 3.7% ownership interest in the TexSan Heart Hospital for $1.2 million. Additionally, during June 2008 the Company acquired an additional 14.29% ownership interest in the TexSan Heart Hospital, by converting $9.5 million of intercompany debt to equity. As discussed in Note 4, the Company wrote-off all its goodwill in the year ended September 30, 2009.
During July 2008, the Company purchased an additional 3.0% interest in the Heart Hospital of New Mexico for $2.5 million. As discussed in Note 4, the Company wrote-off all its goodwill in the year ended September 30, 2009.
Change in Ownership Due to Cancellation of Stock Subscription Receivable — Upon the formation of Hualapai Mountain Medical Center the minority owners entered into stock subscription agreements whereby they paid for their ownership in two installments. At the date of formation, the amount due from the minority owners was recorded as a stock subscription receivable. During the fourth quarter of fiscal 2010, several minority owners did not submit the final installment. As a result, and per the partnership operating agreement, the proportionate ownership was transferred to the Company and the stock subscription receivable was reduced accordingly. As a result, the Company’s ownership in HMMC increased from 79.00% to 82.49%.
Diagnostic and Therapeutic Facilities Development — During April 2008, the Company paid $8.5 million to acquire a 27.4% interest in Southwest Arizona Heart and Vascular LLC a joint venture with the Heart Lung Vascular Center of Yuma. The joint venture provides cardiac catheterization lab services to Yuma Regional Medical Center in Arizona.
During February 2008, the Company paid $1.0 million to acquire a 33.33% interest in a joint venture with Solaris Health Systems LLC and individual physician members to manage two cardiac catheterization laboratories located in New Jersey.
New Hospital Development — In August 2007, the Company announced a venture to construct a new 106 inpatient bed capacity general acute care hospital, Hualapai Mountain Medical Center, which is located in Kingman, Arizona. The hospital is accounted for as a consolidated subsidiary since the Company, through its wholly-owned subsidiary, owns 82.49% of the interest in the venture with physician partners owning the remaining 17.51%. Further, the Company exercises substantive control over the hospital. Construction of Hualapai Mountain Medical Center began during fiscal year 2007. The facility was completed and opened during October 2009 with 70 licensed beds, and the capacity for an additional 36 beds to facilitate future growth.
In May 2007, the Company and its physician partners announced a 119 bed general acute care expansion of its hospital located in St. Tammany Parish, Louisiana. The expansion was completed during May 2009, with 79 patient rooms being completed initially and capacity for 40 patient rooms being available for future growth. To recognize its expanded service capabilities, the hospital, which opened in February 2003, was renamed the Louisiana Medical Center and Heart Hospital.

MEDCATH CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
6. Accounts Receivable
Accounts receivable, net, consists of the following:

	September 30,
	2010	2009
Receivables, principally from patients and third-party payors	$103,314	$90,073
Receivables, principally from billings to hospitals for various cardiovascular procedures	1,027	1,494
Other	2,555	5,214

	106,896	96,781
Less allowance for doubtful accounts	(63,085)	(54,233)

Accounts receivable, net	$43,811	$42,548

Activity for the allowance for doubtful accounts is as follows:

	Year Ended September 30,
	2010	2009
Balance, beginning of year	$54,233	$31,346
Bad debt expense	40,620	33,177
Write-offs, net of recoveries	(31,768)	(10,290)

Balance, end of year	$63,085	$54,233

7. Property and Equipment
Property and equipment, net, consists of the following:

	September 30,
	2010	2009
Land	$17,635	$22,375
Buildings	149,897	191,002
Equipment	163,746	165,437
Construction in progress	25	17,272

Total, at cost	331,303	396,086
Less accumulated depreciation	(149,081)	(137,449)

Property and equipment, net	$182,222	$258,637

As further discussed in Note 4, during the year ended September 30, 2010 the Company recorded impairment charges of $66.8 million for the write down of certain property and equipment.
Substantially all of the Company’s property and equipment is either pledged as collateral for various long-term obligations or assigned to lenders under the Senior Secured Credit Facility as intercompany collateral liens, see Note 9.
8. Investments in Affiliates
The Company’s determination of the appropriate consolidation method to follow with respect to investments in affiliates is based on the amount of control the Company has and the ownership level in the underlying entity. Investments in entities that the Company does not control, but over whose operations the Company has the ability to exercise significant influence (including investments where the Company has a less than 20% ownership), are accounted for under the equity method. The Company additionally considers if it is the primary beneficiary of (and therefore should consolidate) any entity whose operations the Company does not control. At September 30, 2010, all of the Company’s investments in unconsolidated affiliates are accounted for using the equity method.

MEDCATH CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Variable Interest Entities
Investments in unconsolidated affiliates accounted for under the equity method (which are included in Other assets on the consolidated balance sheets) consist of the following:

	Year Ended September 30,
	2010	2009
Avera Heart Hospital of South Dakota	$8,730	$9,143
Harlingen Medical Center	5,839	5,621
HMC Realty, LLC	(14,044)	(11,909)
Southwest Arizona Heart and Vascular, LLC	7,000	8,757
Other	1,465	2,443

	$8,990	$14,055

In August 2010, the Company entered into an agreement with Avera McKennan for the sale of its interest in Avera Heart Hospital of South Dakota whereby Avera McKennan would purchase a MedCath subsidiary which was the indirect owner of a one-third ownership interest and which held management rights in Avera Heart Hospital of South Dakota. The transaction closed on October 1, 2010.
As further discussed in Note 22, the Company sold its equity interest in Southwest Arizona Heart and Vascular Center, LLC on November 1, 2010. Pursuant to such pending sale, the Company recognized a write down of its investment of $1.8 million to record the Company’s investment in such business at its net realizable value expected from the sale proceeds.
The Company’s ownership percentage for each investment accounted for under the equity method is presented in the table below:

Investee	Ownership
Avera Heart Hospital of South Dakota (a)	33.3%
Harlingen Medical Center (a)	34.8%
HMC Realty LLC (a)	36.1%
Southwest Arizona Heart and Vascular, LLC (b)	27.0%
All Other:
Blue Ridge Cardiology Services, LLC (b)	50.0%
Austin Development Holding, Inc. (a)	50.0%
Central New Jersey Heart Services, LLC (b)	14.8%
Coastal Carolina Heart, LLC (b)	9.2%

(a)	Included in the Hospital Division

(b)	Included in MedCath Partners Division
Accumulated deficit includes $9.3 million, $9.3 million, and $10.3 million of undistributed earnings from unconsolidated affiliates accounted for under the equity method at September 30, 2010, 2009, and 2008, respectively. Distributions received from unconsolidated affiliates accounted for under the equity method were $11.4 million, $10.0 million and $7.7 million during the years ended September 30, 2010, 2009 and 2008, respectively.
The following tables represent summarized combined financial information of the Company’s unconsolidated affiliates accounted for under the equity method.

	Year Ended September 30,
	2010	2009	2008
Net revenue	$219,561	$225,843	$215,707
Income from operations	$45,142	$47,736	$43,053
Net income	$36,065	$38,797	$34,004

MEDCATH CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	September 30,
	2010	2009
Current assets	$58,690	$68,174
Long-term assets	$144,402	$148,993
Current liabilities	$23,922	$25,770
Long-term liabilities	$121,524	$122,629
9. Long-Term Debt
Long-term debt consists of the following:

	September 30,
	2010	2009
Amended Credit Facility	$66,563	$80,000
Less current portion	(14,063)	(13,437)

Long-term debt	$52,500	$66,563

Senior Secured Credit Facility — During November 2008, the Company amended and restated its then outstanding senior secured credit facility (the “Amended Credit Facility”). The Amended Credit Facility provides for a three-year term loan facility in the amount of $75.0 million (the “Term Loan”) and a revolving credit facility in the amount of $85.0 million (the “Revolver”), which includes a $25.0 million sub-limit for the issuance of stand-by and commercial letters of credit and a $10.0 million sub-limit for swing-line loans. At the request of the Company and approval from its lenders, the aggregate amount available under the Amended Credit Facility may be increased by an amount up to $50.0 million. Borrowings under the Amended Credit Facility, excluding swing-line loans, bear interest per annum at a rate equal to the sum of LIBOR plus an applicable margin or the alternate base rate plus an applicable margin. At September 30, 2010 the Term Loan bore interest at 3.26%. The $66.6 million outstanding under the Amended Credit Facility at September 30, 2010 related to the Term Loan. No amounts were outstanding under the Revolver as of September 30, 2010. At September 30, 2009, $75.0 million was outstanding under the Term Loan and $5.0 million was outstanding under the Revolver.
The Amended Credit Facility continues to be guaranteed jointly and severally by the Company and certain of the Company’s existing and future, direct and indirect, wholly owned subsidiaries and is secured by a first priority perfected security interest in all of the capital stock or other ownership interests owned by the Company and subsidiary guarantors in each of their subsidiaries, and, subject to certain exceptions in the Amended Credit Facility, all other present and future assets and properties of the Company and the subsidiary guarantors and all intercompany notes.
The Amended Credit Facility requires compliance with certain financial covenants including a consolidated senior secured leverage ratio test, a consolidated fixed charge coverage ratio test and a consolidated total leverage ratio test. The Amended Credit Facility also contains customary restrictions on, among other things, the Company and subsidiaries’ ability to incur liens; engage in mergers, consolidations and sales of assets; incur debt; declare dividends; redeem stock and repurchase, redeem and/or repay other debt; make loans, advances and investments and acquisitions; and enter into transactions with affiliates.
The Amended Credit Facility contains events of default, including cross-defaults to certain indebtedness, change of control events, and other events of default customary for syndicated commercial credit facilities. Upon the occurrence of an event of default, the Company could be required to immediately repay all outstanding amounts under the Amended Credit Facility.
The Company is required to make mandatory prepayments of principal in specified amounts upon the occurrence of certain events identified in the Amended Credit Facility and is permitted to make voluntary prepayments of principal under the Amended Credit Facility. The Term Loan is subject to amortization of principal in quarterly installments, which began March 31, 2010. The maturity date of both the Term Loan and the Revolver is November 10, 2011.

MEDCATH CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
On August 13, 2010, the Company and its lenders amended and restated the Senior Secured Credit Facility (the “First Amendment”). The Company entered into the First Amendment to provide additional financial and liquidity flexibility in connection with its previously announced effort to explore strategic alternatives. The First Amendment contains modifications of certain financial covenants and other requirements of the Amended Credit Facility, including, but not limited to: modifications to certain definitions contained in the Amended Credit Facility, including the definitions of certain financial terms to permit additional add backs (such as an add back for charges and professional expenses incurred in connection with asset dispositions), subject to maximum amounts in certain cases, and to the multiple applied to certain of the financial metrics derived in accordance with such definitions, for certain financial covenant calculations; increasing the amount of permitted guarantees of indebtedness by $10 million; amending the asset dispositions covenant to permit additional asset dispositions subject to no events of default and require that any net cash proceeds from an asset disposition or series of dispositions in excess of $50 million from the date of the First Amendment be applied 50% to repay the outstanding Term Loan amounts under the Amended Credit Facility and 50% to repay amounts outstanding under the Revolver or cash collateralize letters of credit to the extent outstanding and permanently reduce the Revolver by 50% of the net cash proceeds, which could shorten the term of the Revolver based on the amount of such permanent commitment reductions. In addition, any mandatory prepayments of the Revolver will also reduce the revolving credit commitment by a corresponding amount. The Revolver including letters of credit will not be permitted to remain outstanding after payment of the Term Loan. The First Amendment also provides for a reduction in amount of the Revolver from $85 million to $59.5 million as of the date of the First Amendment. Under terms of the First Amendment, the fixed charge coverage ratio is not tested at either September 30, 2010 or December 31, 2010, and will be retested at the fiscal quarter ending March 31, 2011 and subsequent fiscal quarters.
Senior Notes — During December 2008, the Company redeemed its then outstanding 9 7/8% senior notes (the “Senior Notes”) issued by MedCath Holdings Corp., a wholly owned subsidiary of the Company, for $111.2 million, which included the payment of a repurchase premium of $5.0 million and accrued interest of $4.2 million. The Senior Notes were redeemed through borrowings under the Credit Facility and available cash on hand. In addition to the aforementioned repurchase premium, the Company incurred $2.0 million in expense related to the write-off of previously incurred financing costs associated with the Senior Notes. The repurchase premium and write off of previously incurred financing costs have been included in the consolidated statements of operations as loss on early extinguishment of debt for the year ended September 30, 2009.
Debt Covenants —At September 30, 2009, the Company was in violation of financial covenants under equipment loans at its consolidated subsidiary TexSan Heart Hospital, which has been accounted for as a discontinued operation. Accordingly, the total outstanding balance for these loans of $6.1 million was included in the current liabilities of discontinued operations on the Company’s consolidated balance sheet. The covenant violations did not result in any other non-compliance related to the remaining covenants governing the Company’s outstanding debt; therefore the Company was in compliance with all other covenants. Furthermore, these loans were paid in-full as of September 30, 2010. As of September 30, 2010, the Company was in compliance with all covenants governing its outstanding debt.
Interest Rate Swaps — During the year ended September 30, 2006 one of the hospitals in which the Company has a noncontrolling interest and consequently accounts for under the equity method, entered into an interest rate swap for purposes of hedging variable interest payments on long term debt outstanding for that hospital. The interest rate swap is accounted for as a cash flow hedge by the hospital whereby changes in the fair value of the interest rate swap flow through comprehensive income of the hospital. The Company recorded its proportionate share of comprehensive income within stockholders’ equity in the consolidated balance sheets based on the Company’s ownership interest in that hospital.
Future Maturities — Presented below are the future maturities of long-term debt at September 30, 2010.

Fiscal Year	Debt Maturity
2011	$14,063
2012	52,500

$66,563

MEDCATH CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
10. Obligations Under Capital Leases
The Company currently leases several diagnostic and therapeutic facilities, mobile catheterization laboratories, office space, computer software and hardware, equipment and certain vehicles under capital leases expiring through fiscal year 2015. Some of these leases contain provisions for annual rental adjustments based on increases in the consumer price index, renewal options, and options to purchase during the lease terms. Amortization of the capitalized amounts is included in depreciation expense. Total assets under capital leases (net of accumulated depreciation of $3.2 million and $3.0 million) at September 30, 2010 and 2009, respectively, are $9.2 million and $2.7 million, respectively, and are included in property and equipment on the consolidated balance sheets. Lease payments during the years ended September 30, 2010, 2009, and 2008 were $2.3 million, $1.1 million and $1.1 million, respectively, and include interest of $0.4 million, $0.2 million, and $0.1 million, respectively.
Future minimum lease payments at September 30, 20010 are as follows:

Minimum
Fiscal Year	Lease Payment
2011	$3,106
2012	2,607
2013	2,104
2014	1,708
2015	789

Total future minimum lease payments	10,314
Less amounts representing interest	(1,205)

Present value of net minimum lease payments	9,109
Less current portion	(2,609)

$6,500

11. Liability Insurance Coverage
During June 2010 and 2009, the Company entered into a one-year claims-made policy providing coverage for medical malpractice claim amounts in excess of $2.0 million of retained liability per claim. The Company also purchased additional insurance to reduce the retained liability per claim to $250,000 for the MedCath Partners Division, for each respective fiscal year. Because of the Company’s self-insured retention levels, the Company is required to recognize an estimated expense/liability for the amount of retained liability applicable to each malpractice claim. As of September 30, 2010 and September 30, 2009, the total estimated liability for the Company’s self-insured retention on medical malpractice claims, including an estimated amount for incurred but not reported claims, was $2.7 million and $3.8 million, respectively, which is included in other accrued liabilities in the consolidated balance sheets. The Company maintains this reserve based on actuarial estimates using the Company’s historical experience with claims and assumptions about future events.
In addition to reserves for medical malpractice, the Company also maintains reserves for self-insured workman’s compensation, healthcare and dental coverage. The total estimated reserve for self-insured liabilities for workman’s compensation, employee health and dental claims was $3.3 million and $3.0 million as of September 30, 2010 and September 30, 2009, respectively, which is included in other accrued liabilities in the consolidated balance sheets. The Company maintains this reserve based on historical experience with claims. The Company maintains commercial stop loss coverage for health and dental insurance program of $175,000 per plan participant.
12. Commitments and Contingencies
Operating Leases — The Company currently leases several cardiac diagnostic and therapeutic facilities, mobile catheterization laboratories, office space, computer software and hardware equipment, certain vehicles and land under noncancelable operating leases expiring through fiscal year 2017. Total rent expense under noncancelable rental commitments was approximately $1.5 million, $2.2 million and $2.3 million for the years ended September 30, 2010, 2009 and 2008, respectively, and is included in other operating expenses in the accompanying consolidated statements of income.

MEDCATH CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
The approximate future minimum rental commitments under noncancelable operating leases as of September 30, 2010 are as follows:

Rental
Fiscal Year	Commitment
2011	$1,724
2012	1,601
2013	1,562
2014	1,300
2015	397
Thereafter	99

$6,683

Put and Call Options — During August 2010, the Company amended its partnership agreement with one of its hospitals, whereby call and put options were added relative to the Company’s noncontrolling interest in the hospital. The call option will allow the Company to acquire all of the noncontrolling interest in the hospital owned by physician investors for the net amount of the physician investors unreturned capital contributions adjusted upward for any proportionate share of additional proceeds upon a disposition transaction. The put option allows the Company’s noncontrolling shareholders in the hospital to put their shares to the Company for the net amount of the physician investors unreturned capital contributions at any time before August 31, 2011. The noncontrolling shareholders’ recorded basis in their partnership interest was zero prior to the amendment of this agreement. Accordingly, the Company has recognized a redeemable noncontrolling interest of $2.9 million (net of taxes of $1.6 million) as of September 30, 2010 and included the corresponding expense as a loss allocable to noncontrolling interests.
During September 2010, the Company entered into a call agreement with one of its hospitals whereby the Company may exercise the call right to purchase the noncontrolling interest owned by physician investors for an amount equal to the net amount of the physician investors unreturned capital contributions ($2.7 million at September 30, 2010).
Contingencies — The Medicare and Medicaid programs are subject to statutory and regulatory changes, retroactive and prospective rate adjustments, administrative rulings, court decisions, executive orders and freezes and funding reductions, all of which may significantly affect the Company. In addition, reimbursement is generally subject to adjustment following audit by third party payors, including commercial payors as well as the contractors who administer the Medicare program for the Centers for Medicare and Medicaid Services (“CMS”).
Final determination of amounts due providers under the Medicare program often takes several years because of such audits, as well as resulting provider appeals and the application of technical reimbursement provisions. The Company believes that adequate provisions have been made for any adjustments that might result from these programs; however, due to the complexity of laws and regulations governing the Medicare and Medicaid programs, the manner in which they are interpreted and the other complexities involved in estimating net revenue, there is a possibility that recorded estimates will change by a material amount in the future.
In 2005, CMS began using recovery audit contractors (“RAC”) to detect Medicare overpayments not identified through existing claims review mechanisms. RACs perform post-discharge audits of medical records to identify Medicare overpayments resulting from incorrect payment amounts, non-covered services, incorrectly coded services, and duplicate services. CMS has given RACs the authority to look back at claims up to three years old, provided that the claim was paid on or after October 1, 2007. Claims identified as overpayments will be subject to the Medicare appeals process. The Health Care Reform Laws expand the RAC program’s scope to include Medicaid claims by requiring all states to enter into contracts with RACs by December 31, 2010. The Company believes the claims for reimbursement submitted to the Medicare and Medicaid programs by the Company’s facilities have been accurate, however the Company is unable to reasonably estimate what the potential result of future RAC audits or other reimbursement matters could be.
The Company is involved in various claims and legal actions in the ordinary course of business, including malpractice claims arising from services provided to patients that have been asserted by various claimants and additional claims that may be asserted for known incidents through September 30, 2010. These claims and legal actions are in various stages, and some may ultimately be brought to trial. Moreover, additional claims arising from services provided to patients in the past and other legal actions may be asserted in the future. The Company is protecting its interests in all such claims and actions and does not expect the ultimate resolution of these matters to have a material adverse impact on the Company’s consolidated financial position, results of operations or cash flows.

MEDCATH CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
During fiscal years 2008 and 2007, the Company refunded certain reimbursements to CMS related to carotid artery stent procedures performed during prior fiscal years at two of the Company’s consolidated subsidiary hospitals. The U.S. Department of Justice (“DOJ”) initiated an investigation related to the Company’s return of these reimbursements. As a result of the DOJ’s investigation, the Company began negotiating settlement agreements during the second quarter of fiscal 2009 with the DOJ whereby the Company was expected to pay $0.8 million to settle and obtain releases from any federal civil false claims liability related to the DOJ’s investigation. The DOJ allegations do not involve patient care, and relate solely to whether the procedures were properly reimbursable by Medicare. The settlement does not include any finding of wrong-doing or any admission of liability. During fiscal 2010, the Company paid $0.8 million initially accrued within other accrued liabilities on the consolidated balance sheet as of September 30, 2009. As of September 30, 2010, both settlement agreements have been executed.
In March 2010, the DOJ issued a civil investigative demand (“CID”) pursuant to the federal False Claims Act to one of the Company’s hospitals. The CID requested information regarding Medicare claims submitted by the hospital in connection with the implantation of implantable cardioverter defibrillators (“ICDs”) during the period 2002 to the present. The Company has complied with all information requested by the DOJ for this hospital.
In September 2010, the Company received a letter from the DOJ advising it that an investigation is being conducted to determine whether certain of the Company’s other hospitals have submitted claims excluded from coverage. The period of time covered by the investigation is 2003 to the present. The letter states that the DOJ’s data indicates that many of the Company’s hospitals have claims for the implantation of ICD’s which were not medically indicated and/or otherwise violated Medicare payment policy. The Company understands that the DOJ has submitted similar requests to many other hospitals and hospital systems across the country as well as to the ICD manufacturers themselves. The Company is fully cooperating and has entered into a tolling agreement with the government in this investigation; to date, the DOJ has not asserted any claim against the Company’s other hospitals. Because the Company is in the early stages of this investigation, the Company is unable to evaluate the outcome of this investigation. The Company’s total ICD net revenue is a material component of total net patient revenue.
On January 8, 2009, the California Supreme Court ruled in Prospect Medical Group, Inc., et al. v. Northridge Emergency Medical Group, et al. (2009) 45 Cal. 4th 497, that under California’s Knox-Keene statute healthcare providers may not bill patients for covered emergency out patient services for which health plans or capitated payors are invoiced by the provider but fail to pay the provider. The California Supreme Court held that the only recourse for healthcare providers is to pursue the payors directly. The Prospect decision does not apply to amounts that the health plan or capitated payor is not obligated to pay under the terms of the insured’s policy or plan. Although the decision only considered emergency providers and referred to HMOs and capitated payors, future court decisions on how the so-called “balance billing” statute is interpreted does pose a risk to healthcare providers that perform emergency or other out-patient services in the state of California.
During October, 2009, a purported class action law suit was filed by an individual against the Bakersfield Heart Hospital, a consolidated subsidiary of the Company. In the complaint the plaintiff alleges that under California law, and specifically under the Knox-Keene Healthcare Service Plan Act of 1975 and under the Health and Safety Code of California, California prohibits the practice of “balance billing” for patients who are provided emergency services. On November 24, 2010, the court granted the Bakersfield Heart Hospital’s motion to strike plaintiff’s class allegations.
In addition to reserves for medical malpractice, the Company also maintains reserves for self-insured workman’s compensation, healthcare and dental coverage. The total estimated reserve for self-insured liabilities for workman’s compensation, employee health and dental claims was $3.3 million and $3.0 million as of September 30, 2010 and September 30, 2009, respectively, which is included in other accrued liabilities in the consolidated balance sheets. The Company maintains this reserve based on historical experience with claims. The Company maintains commercial stop loss coverage for health and dental insurance program of $175,000 per plan participant.
The Company has evaluated the provisions of the Health Care Reform Laws. The Company is unable to predict at this time the full impact of the Health Care Reform Laws on the Company and its consolidated financial statements.
Commitments — The Company’s consolidated subsidiary hospitals provide guarantees to certain physician groups for funds required to operate and maintain services for the benefit of the hospital’s patients including emergency care and anesthesiology services, among other services. These guarantees extend for the duration of the underlying service agreements. As of September 30, 2010, the maximum potential future payments that the Company could be required to make under these guarantees was approximately $28.2 million ($0.7 million related to discontinued operations) through June 2013. At September 30, 2010 the Company had total liabilities of $13.0 million ($0.7 million related to discontinued operations) for the fair value of these guarantees, of which $7.9 million is in other accrued liabilities and $0.3 million is in current liabilities of discontinued operations, and $4.4 million is in other long term obligations and $0.4 million is in long-term liabilities of discontinued operations. Additionally, the Company had assets of $13.3 million ($0.7 million related to discontinued operations) representing the future services to be provided by the physicians, of which $7.8 million is in prepaid expenses and other current assets and $0.3 million in current assets of discontinued operations, and $4.8 million is in other assets and $0.4 million in non-current assets of discontinued operations.

MEDCATH CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
13. Fair Value Measurements
As described in Note 2 Recently Adopted Accounting Pronouncements, the Company adopted the accounting standard issued by the FASB that defines fair value, establishes a framework for measuring fair value and enhances disclosures about fair value measures required under other accounting pronouncements. The Company is required to provide additional disclosures about fair value measurements for each major category of assets and liabilities measured at fair value on a non-recurring basis. Our non-financial assets and liabilities not permitted or required to be measured at fair value on a recurring basis typically relate to long-lived assets held and used and long-lived assets held for sale (including investments in affiliates). Fair values were determined as follows:
•	Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities, which generally are not applicable to non-financial assets and liabilities.
•	Level 2 inputs utilize data points that are observable, such as independent third party market offers.
•	Level 3 inputs are unobservable data points for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability, such as internal estimates of discounted cash flows or third party appraisals.

	Quoted	Significant Other	Significant	Year Ended
	Market	Observable	Unobservable	9/30/10
	Price	Inputs	Inputs	Total
	(Level 1)	(Level 2)	(Level 3)	Impairments
Continuing Operations
Hospital Division certain long-lived assets	$—	$33,545	$33,122	$63,678
Partners Division certain long-lived assets	—	—	10,047	800
Partners Division Investments in Affiliates	—	7,400	—	1,915
Corporate and other certain long-lived assets	—	—	4,880	2,344

Discontinued Operations
Hospital Division certain long-lived assets	$—	$32,000	$—	$5,249
Partners Division certain long-lived assets	—	—	—	—
Corporate and other certain long-lived assets	—	—	—	—
As described in Note 4, we recorded $63.7 million, $0.8 million and $2.3 million impairment charges in continuing operations in the fiscal year ended September 30, 2010 for the write-down of buildings, land, equipment and other long-lived assets in the Hospital Division, Partners Division and Corporate and other, respectively. The Hospital Division charge relates to one of our hospitals due to a decline in the fair value of real estate in the market in which the hospitals operate and a decline in the estimated fair value of equipment based on discounted cash flows. In addition, the Hospital Division charge relates to one of our hospitals that received a letter of intent from a third party buyer. As described in Note 8, we recorded a $1.9 million write-down of investments in affiliates related to two of the Partners Division affiliates in which the Company has entered into agreements or disposed of its interest in such affiliates. As described in Note 3, we recorded a $5.2 million impairment charge in discontinued operations related to a hospital in which the Company entered into an agreement to dispose of its interest.

MEDCATH CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Based on Level 3 inputs, the estimated fair value of long-term debt, including the current portion, at September 30, 2010 was $108.1 million ($41.5 million related to discontinued operations) as compared to a carrying value of $101.2 million ($34.6 million related to discontinued operations). Based on Level 3 inputs, at September 30, 2009, the estimated fair value of long-term debt, including the current portion, was $127.6 million ($47.6 million related to discontinued operations) as compared to a carrying value of $121.4 million ($41.4 million related to discontinued operations). Fair value of the Company’s fixed rate debt was estimated using discounted cash flow analyses, based on the Company’s current incremental borrowing rates for similar types of arrangements and market information. The fair value of the Company’s variable rate debt was determined to approximate its carrying value due to the underlying variable interest rates.
The Company’s cash equivalents are measured utilizing Level 1 or Level 2 inputs.
14. Income Taxes
The components of income tax expense (benefit) are as follows:

	Year Ended September 30,
	2010	2009	2008
Current tax expense (benefit)
Federal	$(6,571)	$2,247	$2,418
State	546	709	2,611

Total current tax expense (benefit)	(6,025)	2,956	5,029
Deferred tax expense (benefit)
Federal	(19,179)	(3,302)	2,365
State	(975)	177	(758)

Total deferred tax expense (benefit)	$(20,154)	$(3,125)	$1,607

Total income tax expense (benefit)	$(26,179)	$(169)	$6,636

The components of net deferred taxes are as follows:

	Year Ended September 30,
	2010	2009
Deferred tax liabilities:
Property and equipment	$6,794	$24,481
Equity investments	2,151	2,151
Accrued liabilities	1,060	—
Gain on sale of partnership units	2,461	2,461
Other	—	568

Total deferred tax liabilities	12,466	29,661

Deferred tax assets:
Net operating and economic loss carryforward	$5,118	$4,447
Basis difference in investment in subsidiaries	15,768	5,642
Allowances for doubtful accounts and other reserves	7,396	8,859
Accrued liabilities	3,830	3,736
Intangibles	2,185	2,293
Share based compensation expense	4,623	4,531
Management contracts	330	586
Other	216	545

Total deferred tax assets	39,466	30,639
Valuation allowance	(4,610)	(2,691)

Net deferred tax asset (liability)	$22,390	$(1,713)

As of September 30, 2010 and 2009, the Company had recorded a valuation allowance of $4.6 million and $2.7 million, respectively, primarily related to state net operating loss carryforwards. The valuation allowance increased by approximately $1.9 million during the year ended September 30, 2010 due to a current year loss incurred in certain states.

MEDCATH CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
The Company has state net operating loss carryforwards of approximately $116.3 million that began to expire in 2009.
The differences between the U.S. federal statutory tax rate and the effective rate are as follows.

	Year Ended September 30,
	2010	2009	2008
Statutory federal income tax rate	-35.0%	-35.0%	35.0%
State income taxes, net of federal effect	-3.2%	0.4%	4.8%
State valuation allowances on NOLs	2.9%	1.7%	-2.3%
Noncontrolling interest	-4.3%	-10.2%	-16.6%
Share-based compensation expense	0.0%	0.1%	1.3%
Penalties	0.0%	0.1%	0.0%
Goodwill	0.0%	42.7%	0.0%
Other non-deductible expenses and adjustment	-0.2%	-0.3%	1.7%

Effective income tax rate	-39.8%	-0.5%	23.9%

In June 2006, the FASB issued a new accounting standard that established a single model to address the accounting for uncertain tax positions. The new accounting standard clarified the accounting for income taxes by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. The new accounting standard also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition.
The Company adopted the new accounting standard effective October 1, 2007. As a result of the implementation, the Company recognized a $0.3 million net increase to the reserves for uncertain tax positions. This increase was accounted for as a cumulative effect adjustment and recognized as a reduction in beginning retained earnings in the consolidated balance sheet. Including the cumulative effect adjustment, the Company had approximately $2.4 million of unrecognized tax benefits as of October 1, 2007 and $0.5 million as of September 30, 2009 recorded in other accrued liabilities on the consolidated balance sheets. There is no unrecognized tax benefit as of September 30, 2010. Of the balance at September 30, 2009 $0.3 million represented the amount of unrecognized tax benefits that, if recognized, would favorably impact the effective income tax rate in any future periods. It is not expected that the amount of unrecognized tax benefits will change in the next twelve months.
The Company includes interest related to tax issues as part of interest expense in the consolidated financial statements. The Company records applicable penalties, if any, related to tax issues within the income tax provision. The Company did not have an accrual for interest as of September 30, 2010 and had $0.2 million accrued for interest as of September 30, 2009. The interest impact for the unrecognized tax liabilities was $(0.2) million to the consolidated financial results for fiscal 2010. There were no penalties recorded for the unrecognized tax benefits.
Following is a reconciliation of the Company’s unrecognized tax benefits:

	Year Ended September 30,
	2010	2009	2008
Beginning Balance	$519	$1,234	$2,424
Additions based on tax positions of prior years	—	—	640
Settlements	—	(514)	—
Reductions for positions of prior years	(519)	(201)	(1,830)

Ending Balance	$—	$519	$1,234

Under the normal three year federal statute of limitations, the Company may be subject to examination by the Internal Revenue Service (“IRS”) back to September 30, 2007. In addition, the Company files income tax returns in multiple states and local jurisdictions. Generally, the Company is subject to state and local audits going back to years ended September 30, 2007; however, due to existing net operating loss carryforwards, the state can audit back to September 30, 1998 and September 30, 1999 in a few significant states.

MEDCATH CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
In the ordinary course of the Company’s business there are transactions where the ultimate tax determination is uncertain. The Company believes that is has adequately provided for income tax issues not yet resolved with federal, state and local tax authorities. If an ultimate tax assessment exceeds the Company’s estimate of tax liabilities, an additional charge to expense would result.
15. Per Share Data
Basic — The calculation of basic earnings per share includes 150,900 and 101,500 of restricted stock units that have vested but as of September 30, 2010 and 2009, respectively, have not been converted into common stock. No restricted stock units vested as of September 30, 2008. See Note 16 as it relates to restricted stock units granted to directors of the Company.
Diluted — The calculation of diluted earnings per share considers the potential dilutive effect of options to purchase 932,137, 1,027,387, and 1,776,837 shares of common stock at prices ranging from $9.95 to $33.05, which were outstanding at September 30, 2010, 2009 and 2008, respectively, as well as 694,322, 552,827 and 123,982 shares of restricted stock which were outstanding at September 30, 2010, 2009 and 2008, respectively. Of the outstanding stock options and restricted stock, 1,580,214, and 947,000 have not been included in the calculation of diluted earnings (loss) per share at September 30, 2009 and 2008, respectively, because the options and restricted stock were anti-dilutive. No options or restricted stock were included in the calculation of diluted earnings per share at September 30, 2010, as the consideration of such shares would be anti-dilutive due to the loss from continuing operations, net of tax.
16. Stock Compensation Plans
On July 28, 1998, the Company’s board of directors adopted a stock option plan (the “1998 Stock Option Plan”) under which it may grant incentive stock options and nonqualified stock options to officers and other key employees. Under the 1998 Stock Option Plan, the board of directors may grant option awards and determine the option exercise period, the option exercise price, and other such conditions and restrictions on the grant or exercise of the option as it deems appropriate. The 1998 Stock Option Plan provides that the option exercise price may not be less than the fair value of the common stock as of the date of grant and that the options may not be exercised more than ten years after the date of grant. Options granted during the year ended September 30, 2008 were granted at an option exercise price equal to or greater than fair market value of the underlying stock at the date of the grant and become exercisable on grading and fixed vesting schedules ranging from 4 to 8 years subject to certain performance acceleration features. Effective September 30, 2005, the compensation committee of the board of directors approved a plan to accelerate the vesting of substantially all unvested stock options previously awarded to employees, subject to a Restriction Agreement. No options may be granted under the 1998 Stock Option Plan after July 31, 2008. At September 30, 2010, 420,137 options were outstanding under the 1998 Option Plan.
On July 23, 2000, the Company adopted an outside director’s stock option plan (the “Director’s Plan”) under which nonqualified stock options may be granted to non-employee directors. Under the Director’s Plan, grants of 2,000 options were granted to each new director upon becoming a member of the board of directors and grants of 2,000 options were made to each continuing director on October 1, 1999 (the first day of the fiscal year ended September 30, 2000). Effective September 15, 2000, the Director’s Plan was amended to increase the number of options granted for future awards from 2,000 to 3,500. Further, effective September 30, 2007, the Director’s Plan was amended to increase the number of options granted for future awards from 3,500 to 8,000. All options granted under the Director’s Plan through September 30, 2010 have been granted at an exercise price equal to or greater than the fair market value of the underlying stock at the date of the grant. Options are exercisable immediately upon the date of grant and expire ten years from the date of grant. Effective March 5, 2008, the Director’s Plan was amended to increase the maximum number of common stock shares which can be issued under the Director’s Plan to 550,000, of which 192,900 were outstanding as of September 30, 2010.
Effective October 1, 2005, the Company adopted the MedCath Corporation 2006 Stock Option and Award Plan (the “Stock Plan”), which provides for the issuance of stock options, restricted stock and restricted stock units to employees of the Company. The Stock Plan is administered by the compensation committee of the board of directors, who has the authority to select the employees eligible to receive awards. This committee also has the authority under the Stock Plan to determine the types of awards, select the terms and conditions attached to all awards, and, subject to the limitation on individual awards in the Stock Plan, determine the number of shares to be awarded. At September 30, 2010, the maximum number of shares of common stock which can be issued through awards granted under the Stock Plan was 1,750,000 of which 1,203,385 were outstanding as of September 30, 2010.
Stock options granted to employees under the Stock Plan have an exercise price per share that represents the fair market value of the common stock of the Company on the respective dates that the options are granted. The options expire ten years from the grant date, are fully vested as of the date of grant, and are exercisable at any time. Subsequent to the exercise of stock options, the shares of stock acquired upon exercise may be subject to certain sale restrictions depending on the optionee’s employment status and length of time the options were held prior to exercise.

MEDCATH CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
The Company recognized share-based compensation expense for the fiscal years ended September 30, 2010, 2009 and 2008 of $3.1 million, $2.4 million and $5.0 million, respectively. The associated tax benefits related to the compensation expense recognized for fiscal 2010, 2009 and 2008 was $1.3 million, $1.0 million and $2.0 million, respectively. No options were granted during the fiscal year ended September 30, 2010. The weighted-average grant-date fair value of options granted during the fiscal years ended September 30, 2009 and 2008 was $9.75 and $10.53, respectively. No options were exercised during fiscal 2010. The total intrinsic value of options exercised during fiscal 2008 was $1.4 million. The total intrinsic value of options exercised during fiscal 2009 was immaterial. There was no intrinsic value of options outstanding at September 30, 2010.
Stock Options
Stock option activity for the Company’s stock compensation plans during the years ended September 30, 2010, 2009 and 2008 was as follows:

		Weighted-
	Number of	Average
	Options	Exercise Price
Outstanding options, September 30, 2007	1,727,112	$19.11
Granted	480,000	24.51
Exercised	(269,996)	15.99
Cancelled	(160,279)	26.93

Outstanding options, September 30, 2008	1,776,837	$22.15
Granted	82,000	17.46
Exercised	(7,000)	10.95
Cancelled	(824,450)	21.65

Outstanding options, September 30, 2009	1,027,387	$22.25
Cancelled	(95,250)	25.86

Outstanding options, September 30, 2010	932,137	$21.89

The following table summarizes information for options outstanding and exercisable at September 30, 2010:

Options Outstanding and Exercisable
	Number of
	Options	Weighted-	Weighted-
	Outstanding	Average	Average
	and	Remaining	Exercise
Range of Prices	Exercisable	Life (years)	Price
9.95 - 15.80	108,137	4.24	$13.69
16.10 - 18.26	20,500	4.05	17.15
19.00 - 21.01	59,500	3.20	19.48
21.49 - 21.49	500,000	5.39	21.49
21.66 - 23.65	30,500	5.04	22.35
23.79 - 27.71	142,000	6.60	26.56
27.80 - 29.68	36,500	6.30	29.06
30.35 - 33.05	35,000	6.64	32.89

$9.95 - 33.05	932,137	5.34	$21.89

MEDCATH CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Restricted Stock Awards
During the year ended September 30, 2006, the Company granted to employees 270,836 shares of restricted stock units, which vested at various dates through March 2009. The compensation expense, which represents the fair value of the stock measured at the market price at the date of grant, less estimated forfeitures, was recognized on a straight-line basis over the vesting period.
During fiscal 2010 and 2009, the Company granted to employees 401,399 and 599,645 shares of restricted stock, respectively. There were no grants to employees during fiscal 2008. Restricted stock granted to employees, excluding executives of the Company, vest annually on December 31 over a three year period. Executives of the Company (defined by the Company as vice president or higher) received two equal grants of restricted stock. The first grant vests annually in equal installments on December 31 over a three year period. The second grant vests annually on December 31 over a three year period if certain performance conditions are met. All unvested restricted stock granted to employees becomes fully vested upon a change in control of the Company as defined in the Company’s 2006 Stock Option and Award Plan. During fiscal 2010 and 2009, the Company granted 89,600 and 101,500 shares of restricted stock units to directors. There were no grants to directors during fiscal 2008. Restricted stock units granted to directors are fully vested at the date of grant and are paid in shares of common stock upon each applicable director’s termination of service on the board. At September 30, 2010 the Company had $3.0 million of unrecognized compensation expense associated with restricted stock awards.
Activity for the Company’s restricted stock issued under the Stock Plan during the years ended September 30, 2010, 2009 and 2008 was as follows:

		Number of
		Restricted
		Stock	Weighted-
		Awards	Average
		and Units	Grant Price
Outstanding restricted stock awards and units,	September 30, 2007	193,982	$19.72
Vested		(21,448)	20.50
Cancelled		(48,552)	20.50

Outstanding restricted stock awards and units,	September 30, 2008	123,982	$19.28
Granted		701,145	9.00
Vested		(52,106)	20.50
Cancelled		(118,694)	11.19

Outstanding restricted stock awards and units,	September 30, 2009	654,327	$9.64
Granted		490,999	7.24
Vested		(181,214)	8.48
Cancelled		(79,827)	8.21

Outstanding restricted stock awards and units,	September 30, 2010	884,285	$8.67

17. Employee Benefit Plan
The Company has a defined contribution retirement savings plan (the “401(k) Plan”) which covers all employees. The 401(k) Plan allows employees to contribute from 1% to 50% of their annual compensation on a pre-tax basis. The Company, at its discretion, may make an annual contribution of up to 40% of an employee’s pretax contribution, up to a maximum of 6% of compensation. The Company’s contributions to the 401(k) Plan for the years ended September 30, 2010, 2009 and 2008 were approximately $1.4 million, $1.3 million and $1.2 million, respectively.

MEDCATH CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
18. Related Party Transactions
As compensation for the Company’s guarantee of certain unconsolidated affiliate hospitals long term debt, the Company receives a debt guarantee fee; see Note 9 for further discussion. Debt guarantee fees recorded in net revenues in the consolidated statement of operations were $0.4 million for the years ended September 30, 2010, 2009 and 2008. Additionally the Company receives a management fee from unconsolidated affiliates. Management fees recorded within net revenues in the consolidated statement of operations were $4.4 million, $5.0 million, and $5.4 million for the years ended September 30, 2010, 2009 and 2008, respectively. At September 30, 2010 and 2009 the Company had $1.3 million and $1.6 million of outstanding fees recorded of which $0.4 million and $1.0 million was recorded within accounts receivable, net and $0.9 million and $0.5 million within prepaid expenses and other current assets, respectively, in the consolidated balance sheets primarily related to management, insurance and legal fees charged to unconsolidated affiliates, see Note 8 for further discussion regarding unconsolidated affiliates of the Company.
19. Summary of Quarterly Financial Data (Unaudited)
Summarized quarterly financial results were as follows:

	Year Ended September 30, 2010
	First Quarter	Second Quarter (*)	Third Quarter (*)	Fourth Quarter (*)
Net revenue	$87,830	$96,777	$96,026	$96,293
Operating expenses	90,493	109,713	118,723	125,279
Loss from operations	(2,663)	(12,936)	(22,697)	(28,986)
Loss from continuing operations, net of taxes	(1,902)	(8,970)	(14,251)	(25,362)
(Loss) income from discontinued operations, net of taxes	(754)	(2,239)	1,435	3,672

Net loss	$(2,656)	$(11,209)	$(12,816)	$(21,688)

(Loss) earnings per share, basic
Continuing operations	$(0.09)	$(0.46)	$(0.72)	$(1.25)
Discontinued operations	$(0.04)	(0.11)	0.08	0.19

(Loss) earnings per share, basic	$(0.13)	$(0.57)	$(0.64)	$(1.06)

(Loss) earnings per share, diluted
Continuing operations	$(0.09)	$(0.46)	$(0.72)	$(1.25)
Discontinued operations	$(0.04)	(0.11)	0.08	0.19

(Loss) earnings per share, diluted	$(0.13)	$(0.57)	$(0.64)	$(1.06)

Weighted average number of shares, basic	19,743	19,829	19,897	19,898
Dilutive effect of stock options and restricted stock	—	—	—	—

Weighted average number of shares, diluted	19,743	19,829	19,897	19,898

(*)	The second, third and fourth quarters of fiscal 2010 includes $14.7 million; $22.8 million; and $29.3 million, respectively, impairment of property and equipment as discussed in Note 4.

As a result of the classification of certain businesses as discontinued operations as discussed in Note 3, the Company has recast the presentation of the results of such businesses for all periods as compared to the presentation in the respective quarterly report as filed on Form 10-Q. In fiscal year 2010, this resulted in (i) a reduction in revenues of $59,430 in the first quarter, $38,132 in the second quarter and $35,821 in the third quarter; (ii) a reduction in operating expenses of $59,610 in the first quarter, $42,828 in the second quarter and $35,583 in the third quarter; (iii) a decrease in loss from operations of $180 in the first quarter, a decrease of $4,696 in the second quarter and an increase of $238 in the third quarter; (iv) a decrease in loss from continuing operations, net of taxes of $609 in the first quarter, a decrease of $3,029 in the second quarter and an increase of $96 in the third quarter; and (v) an increase in loss from discontinued operations, net of taxes of $609 in the first quarter, an increase in loss of $3,029 in the second quarter and an increase in income of $96 in the third quarter.

MEDCATH CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended September 30, 2009
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter (*)
Net revenue	$86,116	$87,040	$84,902	$85,791
Operating expenses	81,192	80,768	82,242	131,080
Income (loss) from operations	4,924	6,272	2,660	(45,289)
(Loss) income from continuing operations, net of taxes	(2,435)	3,405	1,651	(43,873)
Income (loss) from discontinued operations, net of taxes	4,681	2,177	(1,155)	(14,733)

Net income (loss)	$2,246	$5,582	$496	$(58,606)

Earnings (loss) per share, basic
Continuing operations	$(0.13)	$0.17	$0.08	$(2.22)
Discontinued operations	0.24	0.11	$(0.05)	(0.75)

Earnings (loss) per share, basic	$0.11	$0.28	$0.03	$(2.97)

Earnings (loss) per share, diluted
Continuing operations	$(0.13)	$0.17	$0.08	$(2.22)
Discontinued operations	0.24	0.11	$(0.05)	(0.75)

Earnings (loss) per share, diluted	$0.11	$0.28	$0.03	$(2.97)

Weighted average number of shares, basic	19,599	19,664	19,733	19,740
Dilutive effect of stock options and restricted stock	—	26	—	—

Weighted average number of shares, diluted	19,599	19,690	19,733	19,740

(*)	The fourth quarter of fiscal 2009 includes $42.0 million impairment of goodwill as discussed in Note 4.

As a result of the classification of certain businesses as discontinued operations as discussed in Note 3, the Company has recast the presentation of the results of such businesses for all periods as compared to the presentation in the respective quarterly report as filed on Form 10-Q for fiscal 2010. In fiscal year 2009, this resulted in (i) a reduction in revenues of $64,129 in the first quarter, $43,727 in the second quarter, $39,686 in the third quarter and $62,176 in the fourth quarter; (ii) a reduction in operating expenses of $62,061 in the first quarter, $41,867 in the second quarter, $42,201 in the third quarter and $79,680 in the fourth quarter; (iii) a decrease in income from operations of $2,068 in the first quarter, a decrease of $1,860 in the second quarter, an increase of $2,515 in the third quarter and a increase of $17,505 in the fourth quarter; (iv) an increase in loss from continuing operations, net of taxes of $520 in the first quarter, a decrease in income of $815 in the second quarter, an increase in income of $1,628 in the third quarter and a decrease in loss of $18,027 in the fourth quarter; and (v) an increase in income from discontinued operations, net of taxes of $520 in the first quarter, an increase in income of $815 in the second quarter and a decrease in income of $1,628 in the third quarter and a decrease in income of $18,027 in the fourth quarter.
20. Reportable Segment Information
The Company’s reportable segments consist of the Hospital Division and the MedCath Partners Division. The Hospital Division consists of freestanding, licensed general acute care hospitals that provide a wide range of health services with a focus on cardiovascular care. MedCath Partners Division consists of cardiac diagnostic and therapeutic facilities that are either freestanding or located within unrelated hospitals. MedCath Partners Division provides management services to facilities or operates facilities directly on a contracted basis.
There is no aggregation of operating segments within each reportable segment. The Company believes these reportable business segments properly align the various operations of the Company with how the chief operating decision maker views the business. The Company’s chief operating decision maker regularly reviews financial information about each of these reportable business segments in deciding how to allocate resources and evaluate performance.

MEDCATH CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Financial information concerning the Company’s operations by each of the reportable segments as of and for the years ended September 30 are as follows:

	Year Ended September 30,
	2010	2009	2008
Net revenue:
Hospital Division	$365,055	$326,787	$319,240
MedCath Partners Division	11,440	16,645	18,070
Corporate and other	431	417	459

Consolidated totals	$376,926	$343,849	$337,769

(Loss) income from operations (*):
Hospital Division	$(51,784)	$(29,855)	$59,299
MedCath Partners Division	(1,536)	7,204	(361)
Corporate and other	(13,962)	(8,782)	(30,452)

Consolidated totals	$(67,282)	$(31,433)	$28,486

Depreciation and amortization:
Hospital Division	$19,864	$14,831	$13,121
MedCath Partners Division	3,186	4,708	4,066
Corporate and other	657	651	741

Consolidated totals	$23,707	$20,190	$17,928

Interest expense (income) including intercompany, net:
Hospital Division	$15,693	$13,573	$16,163
MedCath Partners Division	14	(5)	—
Corporate and other	(11,586)	(10,599)	(7,591)

Consolidated totals	$4,121	$2,969	$8,572

Equity in net earnings of unconsolidated affiliates:
Hospital Division	$5,143	$5,045	$5,502
MedCath Partners Division	1,969	3,785	2,157
Corporate and other	155	227	232

Consolidated totals	$7,267	$9,057	$7,891

Capital expenditures:
Hospital Division	$14,824	$80,700	$62,048
MedCath Partners Division	209	—	1,890
Corporate and other	788	4,755	3,891

Consolidated totals	$15,821	$85,455	$67,829

(*)	Included in (loss) income from operations for fiscal 2010 are impairment charges of $63.6 million, $0.9 million and $2.3 million in the Hospital Division, MedCath Partners Division and Corporate and other, respectively. Included in (loss) income from operations for fiscal 2009 is an impairment charge of $42.0 million in the Hospital Division as discussed in Note 4.

MEDCATH CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	September 30,
	2010	2009
Aggregate identifiable assets:
Hospital Division	$414,656	$517,849
MedCath Partners Division	20,210	27,205
Corporate and other	59,672	45,394

Consolidated totals	$494,538	$590,448

Investments in affiliates:
Hospital Division	$508	$2,834
MedCath Partners Division	8,382	11,075
Corporate and other	100	146

Consolidated totals	$8,990	$14,055

Substantially all of the Company’s net revenue in its Hospital Division and MedCath Partners Division is derived directly or indirectly from patient services. The amounts presented for Corporate and other primarily includes general overhead and administrative expenses and financing activities as components of (loss) income from operations and certain cash and cash equivalents, prepaid expenses, other assets, and operations of the business not subject to separate segment reporting within identifiable assets.
The Hospital Division assets include $165.7 million and $182.2 million of assets related to discontinued operations as of September 30, 2010 and 2009, respectively. The MedCath Partners Division assets included $1.5 million and $20.8 million of assets related to discontinued operations as of September 30, 2010 and 2009, respectively.
21. Treasury Stock
During fiscal 2007, the board of directors approved a stock repurchase program of up to $59.0 million. During fiscal 2008 1,885,461 million shares of common stock, with a total cost of $44.4 million, were repurchased by the Company under this program. There were no repurchases of common stock during fiscal 2010 and 2009.
22. Supplemental Cash Flow Disclosures
Supplemental disclosures of cash flow information for the years ended September 30, 2010, 2009 and 2008 are presented below.

	Year Ended September 30,
	2010	2009	2008
Supplemental disclosure of cash flow information:
Interest paid	$3,256	$6,937	$10,904
Income taxes paid	$634	$6,212	$26,777

Supplemental schedule of noncash investing and financing activities:
Capital expenditures financed by capital leases	$5,318	$4,186	$1,324
Accrued capital expenditures	$3,501	$6,888	$13,896
Subsidiary stock issued in exchange for services at fair market value	$185	$—	$—
23. Subsequent Events
As further discussed in Note 4, the Company disposed of i) its interest in AzHH on October 1, 2010; ii) its interest in a subsidiary that provides consulting services in October 2010; and iii) its interest in HHA on November 1, 2010. Such entities met the requirements under GAAP to be presented as discontinued operations as of September 30, 2010.
In connection with the sale of HHA, $34.8 million of long-term debt was repaid with the proceeds along with an $11.1 million prepayment penalty.
In addition to the above dispositions, the Company sold its minority equity interest in Southwest Arizona Heart and Vascular Center, LLC for $7.0 million on November 1, 2010 and its minority equity interest in Avera Heart Hospital of South Dakota on October 1, 2010 for $20.0 million.

MEDCATH CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
In addition, the Company entered into a definitive agreement in November 2010 to dispose of its interest in TexSan Heart Hospital. This transaction is expected to close in the second fiscal quarter of 2011, which ends March 31, subject to regulatory approval and customary closing conditions. As such entity did not meet the requirements under GAAP to be presented as a discontinued operation as of September 30, 2010, its operations are included in the current operations of the Company in this annual report. However, commencing with the first quarter of 2011, TexSan Heart Hospital will be classified as a discontinued operation in the Company’s filings.
The Company has entered into transition services agreements with the buyers of its sold assets that extend into fiscal 2011. As a result, subsequent to September 30, 2010, the Company entered into a Managed Services Agreement with McKesson Technologies, Inc. (McKesson) whereby McKesson would employ the majority of the Company’s information technology employees effective November 1, 2010.
During December 2010, the Company exercised its call right with one of its hospitals under a Put/Call Agreement. The Put/Call Agreement permits the Company to call the minority equity equal to the net amount of the minority equity holders unreturned capital contributions adjusted upward for any proportionate share of additional proceeds upon a disposition of the hospital. The call right is in effect for up to one year upon notice of the Company’s intent to exercise its call right.